      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                           JENKON INTERNATIONAL, INC.
       (Exact name of small business issuer as specified in its charter)

                        7600 N.E. 41ST STREET, SUITE 350
                          VANCOUVER, WASHINGTON 98662
                                 (360) 256-4400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           DELAWARE                          7371                  91-1890338
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                                 DAVID EDWARDS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           JENKON INTERNATIONAL, INC.
                        7600 N.E. 41ST STREET, SUITE 350
                          VANCOUVER, WASHINGTON 98662
                                 (360) 256-4400
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

      Robert M. Steinberg, Esq.                    Yvonne Chester, Esq.
Jeffer, Mangels, Butler & Marmaro LLP     Troy & Gould Professional Corporation
 2121 Avenue of the Stars, 10th Floor       1801 Century Park East, 16th Floor
    Los Angeles, California 90067             Los Angeles, California 90067
            (310) 203-8080                            (310) 553-4441
         Fax: (310) 203-0567                       Fax: (310) 201-4746

                         ------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED      PER SECURITY(1)    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.001 par value ("Common
  Stock")(2)................................      3,014,296 shs.               $6.00         $18,085,776
Representatives' Warrants(3)................        180,000 wts.              $50.00              $50.00
Common Stock issuable upon exercise of
  Representatives' Warrants.................        180,000 shs.               $7.20          $1,296,000
TOTAL REGISTRATION FEE......................                                             $19,381,826          $5,717.64

(1) Estimated solely for purposes of calculating the registration fee.

(2) Includes: (i) 1,500,000 shares of Common Stock registered for the account of the Registrant, (ii) 1,244,296 shares of Common Stock registered for the account of certain stockholders upon conversion of shares of Series A Preferred Stock, and (iii) 270,000 shares of Common Stock which the Underwriters have the option to purchase from the Registrant and certain stockholders of the Registrant to cover over-allotments, if any.

(3) To be issued to the Representatives of the Underwriters.

    Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, stock dividends and similar anti-dilutive adjustments as set forth in the Representative's Warrants.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED       , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                1,800,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                           --------------------------

    Of the 1,800,000 shares of common stock, par value $0.001 per share (the "Common Stock"), offered hereby (the "Offering"), 1,500,000 shares are being offered by Jenkon International, Inc. ("Jenkon" or the "Company") and 300,000 shares are being offered by certain unaffiliated stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

    Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop or, if a market develops, that it will be sustained. It is currently estimated that the initial public offering price of the Common Stock will be between $5.00 and $6.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial offering price to the public. Application has been made for quotation of the Common Stock on the Nasdaq Small Cap Market under the proposed symbol "JNKN."

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION" COMMENCING ON PAGES 6 AND 13, RESPECTIVELY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING
                                                                       DISCOUNTS AND           PROCEEDS TO
                                               PRICE TO PUBLIC        COMMISSIONS(1)           COMPANY(2)
Per Share.................................            $                      $                      $
Total(3)..................................            $                      $                      $


                                                 PROCEEDS TO
                                            SELLING STOCKHOLDERS
Per Share.................................            $
Total(3)..................................            $

(1) Excludes a non-accountable expense allowance payable to The Seidler Companies Incorporated, Meridian Capital Group, Inc. and Trautman, Kramer & Company, Incorporated (collectively, the "Representatives") and the value of warrants to be issued to the Representatives or their designees to purchase up to 180,000 shares of Common Stock at 120% of the initial public offering price per share of Common Stock (the "Representatives' Warrants"). The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, other than underwriting discounts and commissions, payable by the Company, estimated at approximately $ including the Representatives' non-accountable expense allowance.

(3) The Company and two stockholders of the Company have granted to the Underwriters a 45-day option to purchase up to 170,000 additional shares from such Selling Stockholders and 100,000 additional shares from the Company, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public will be
    $       , Underwriting Discounts and Commissions will be $       , Proceeds
    to the Company will be $       , and Proceeds to the Selling Stockholders
    will be $       .

    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to reject any order in whole or in part and to withdraw, cancel or modify the Offering without notice. It is expected that delivery of the shares
will be made on or about        , 1998.
                           --------------------------

   [LOGO]

                          Meridian Capital Group, Inc.

                                                      Trautman, Kramer & Company
                                          Incorporated

                  The date of this Prospectus is        , 1998

                               [Insert Pictures]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    The Company is not currently a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon consummation of the Offering, the Company will become subject to the information requirements of the Exchange Act. The Company intends to furnish its security holders annual reports containing audited consolidated financial statements with a report thereon by independent certified public accountants, and such other periodic reports as the Company may determine to be appropriate or as required by law.

    All of the Company's product names referred to herein are trademarks owned or licensed by the Company, some of which are the subject of pending trademark registration applications by the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED UNDER "RISK FACTORS." EXCEPT AS OTHERWISE INDICATED, THE INFORMATION PRESENTED IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR THE REPRESENTATIVES' WARRANTS, (II) NO EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS TO PURCHASE AN AGGREGATE OF 876,315 SHARES OF COMMON STOCK, AND (III) THE CONVERSION OF THE SERIES A PREFERRED STOCK INTO 1,244,296 SHARES OF COMMON STOCK ON OR PRIOR TO THE CONSUMMATION OF THIS OFFERING. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL SHARE AND PER-SHARE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO A .782271-FOR-ONE REVERSE STOCK SPLIT EFFECTED IN JUNE 1998. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "JENKON" OR THE "COMPANY" REFER TO JENKON INTERNATIONAL, INC., A DELAWARE CORPORATION ("JENKON DELAWARE"), AND EACH OF ITS SUBSIDIARIES INCLUDING JENKON INTERNATIONAL LTD., A UNITED KINGDOM CORPORATION, AND SUMMIT V, INC., A WASHINGTON CORPORATION.

                                  THE COMPANY

    Jenkon International, Inc. ("Jenkon" or the "Company") is a leading developer of specialized software solutions for network marketing and other companies involved in the direct sales industry. The Company's products are designed to provide direct sales organizations, which are characterized by a large number of small transactions, intricate compensation programs, and complex distributor genealogy trails, with a rapid, accurate and efficient means to collect, process, transmit and record sales, commissions and other data. The Company was the recipient of the 1997 DSA Partnership Award, granted by Direct Selling Association ("DSA"), the direct sales industry's largest trade group, in recognition of the Company's leadership position as a supplier to the industry.

    To date, the Company has focused its development and marketing efforts on its proprietary management information system software package known as SUMMIT
V. The Company's management information systems, including its SUMMIT V software, have been installed with over 150 direct sales companies in over 25 countries throughout the world. The Company's clients include many of the direct sales industry's leading companies such as Shaklee, Avon Products (China and India), USANA, Nature's Sunshine and Watkins. In addition to SUMMIT V, the Company has developed and markets a compatible software-based voice response system known as TOUCHTALK that offers individual home-based direct sales personnel the ability to access a wide variety of product, sales, commission and other information regarding the company they represent.

    In recognition of the increasing importance of Internet commerce in the direct sales industry and throughout the economy, the Company has developed and has recently begun the initial marketing of a scalable Internet-based product, known as NOW!. NOW! is designed for use by home-based direct sales personnel and allows such personnel direct access to and communication with the companies that they represent through the use of personal computers, Web TV and other Internet-based platforms. NOW! enables home-based direct sales personnel to quickly obtain current inventory information, directly place orders online, obtain order status information and view and analyze personal and group sales, commissions and other information. In addition to the benefits afforded to the home-based direct sales personnel, the Company believes that the NOW! product will enable its direct sales company clients to reduce the costs associated with processing telephonic or fax orders and the labor-intensive paperwork associated with such processing. The Company believes that NOW! enhances the attractiveness of SUMMIT V to its direct sales company clients while expanding Jenkon's potential client base to include the large number of home-based direct sales personnel affiliated with such companies.

    The direct sales industry consists of companies who market their products through networks of home-based direct sales personnel whose selling activity most commonly takes place in home offices or in the homes of customers rather than traditional retail stores or outlets. The network marketing portion of the industry utilizes a team building approach pursuant to which home-based direct sales personnel can build a sales group and derive income from the cumulative sales of the group in addition to commission earned by sales to their own customers. The Direct Selling Association estimates that since 1991, total worldwide sales by direct sales companies have grown from approximately $48 billion to approximately $78 billion in 1996 while the worldwide sales force increased from approximately 11 million people in 1991 to over 22 million people in 1996. According to an industry analysis compiled by J.P. Morgan Securities Inc., the worldwide direct sales market is expected to grow at an annual rate of 10% through the year 2000 while the number of worldwide direct sales representatives is expected to grow at an annual rate of 13% during the same period.

    The Company's business objective is to expand its position as a leading provider of specialized software to the rapidly growing direct sales industry. In order to achieve this goal, the Company's growth strategy includes the following elements:

    - DIRECTLY ACCESS HOME-BASED DIRECT SALES PERSONNEL THROUGH THE INTRODUCTION OF INTERNET-BASED PRODUCTS. While direct sales companies will remain the Company's core customer base, the Company believes that the large number of home-based direct sales personnel of these direct sales companies present a large and growing potential market for direct sales software products such as the Company's NOW! product.

    - INCREASE MARKET PENETRATION OF CORE PRODUCTS. The Company believes that its current base of direct sales company clients represents only a small portion of the total number of direct sales companies that are potential users of SUMMIT V and the Company's other core products. Upon completion of this Offering, the Company will attempt to increase the market penetration of SUMMIT V through more aggressive marketing and promotional efforts and by continuing to modify and improve SUMMIT V and other products to meet the changing needs of direct sales company clients. The Company expects that future generations of SUMMIT V will include multi-platform database support, an e-commerce enabled server, support for existing communications standards, and other advanced features. In addition, the Company intends to create an application program interface that would enable the NOW! product to be used by direct sales companies and their home-based personnel regardless of whether the company in question utilizes the SUMMIT V system or any other software products of the Company.

    - LEVERAGE EXISTING CUSTOMER BASE TO INCREASE REVENUES. The Company believes that its relationships with its corporate direct sales clients provides a unique opportunity for the Company to generate revenues from the cross-selling and marketing of additional products and services by the Company and others to the home-based personnel of its direct sales clients. For example, the Company has recently entered into contracts with MCI and Earthlink pursuant to which the Company will receive a referral fee for NOW! users that subscribe for Internet access with such providers through the NOW! product. In addition, given the large number of credit card transactions handled by the Company's direct sales clients, an opportunity may exist for the Company to offer credit card processing services for which the Company would receive processing fees.

    - EXPAND GEOGRAPHIC MARKET PENETRATION. To date, most of the Company's software installations have been for the U.S. operations of its direct sales company clients. Given the rapid growth of the direct sales industry throughout the world, and especially in the countries of Latin America, the Pacific Rim and Southeast Asia, the Company intends to expand its geographic presence by expanding the focus of its sales efforts to these rapidly-growing international markets as well as the U.S. market.

    Jenkon International, Inc. is a Delaware corporation that is a holding company for the business of the Company. The founders of the Company began operations in 1982 and incorporated Jenkon International, Inc., a Washington corporation ("Jenkon Washington") on December 23, 1988. The Company subsequently reincorporated in the State of Delaware effective July 1, 1996 and Jenkon Washington became a wholly-owned subsidiary of Jenkon Delaware. Jenkon Washington was merged into Jenkon

Delaware in June 1998. The Company's executive offices are located at 7600 NE 41st St., Suite 350, Vancouver, Washington, 98662 and its telephone number is
(360) 256-4400.

                                  THE OFFERING

Common Stock outstanding prior to   3,043,515 shares(1)
  the Offering....................

Common Stock Offered..............  1,800,000 shares(1)

Common Stock offered by the         1,500,000 shares
  Company.........................

Common Stock offered by the         300,000 shares
  Selling Stockholders............

Common Stock outstanding after the  4,543,515 shares(1)
  Offering........................

Use of Proceeds...................  For repayment of indebtedness, product development, expansion of sales and marketing and working capital.
                                    See "Use of Proceeds."

Risk Factors......................  An investment in the Common Stock involves a high degree of risk and immediate substantial dilution. See "Risk
                                    Factors" and "Dilution."

Proposed Nasdaq SmallCap Market     JNKN
  Symbol (2):

------------------------

(1) Includes 1,244,296 shares of Common Stock issuable upon conversion of all outstanding Series A Preferred Stock simultaneously with the consummation of the Offering. Excludes (i) 180,000 shares of Common Stock which may be issued and sold by the Company upon the exercise in full of the Representatives' Warrants, (ii) 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan under which options to purchase 597,234 shares have been granted, and (iii) 279,081 shares of Common Stock issuable upon exercise of outstanding warrants See "Management--Stock Option Plan" and "Certain Transactions."

(2) There is no assurance that the Common Stock will be approved for listing in the Nasdaq SmallCap Market or that a trading public market will develop, or, if developed, will be sustained. See "Risk Factors--Absence of Public Market."

                             SUMMARY FINANCIAL DATA

    The summary financial data in the table are derived from the consolidated financial statements and related notes thereto of the Company. The data should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere herein.

                                                                                           NINE MONTHS ENDED JUNE
                                                                  YEARS ENDED JUNE 30,              30,
                                                                ------------------------  ------------------------
                                                                   1996         1997         1997         1998
                                                                -----------  -----------  -----------  -----------
INCOME STATEMENT DATA:
Net revenues..................................................  $ 6,899,233  $ 8,480,072  $ 6,244,697  $ 7,047,634
Cost of goods sold............................................    3,337,298    4,230,705    3,404,729    2,384,718
                                                                -----------  -----------  -----------  -----------
Gross profit..................................................    3,561,935    4,249,367    2,839,968    4,662,916
Operating expenses............................................    3,640,963    5,723,142    4,268,394    4,120,627
                                                                -----------  -----------  -----------  -----------
Income (loss) from operations.................................      (79,028)  (1,473,775)  (1,428,426)     542,289
Other expense.................................................      (97,897)    (160,521)    (155,633)    (115,162)
                                                                -----------  -----------  -----------  -----------
Income (loss) before income taxes.............................     (176,925)  (1,634,296)  (1,584,059)     427,127
Provision (benefit) for income taxes..........................       88,000      (88,000)     --            15,577
Net income (loss).............................................     (264,925)  (1,546,296)  (1,584,059)     411,550
Net income (loss) per common share............................
    Basic.....................................................  $      (.14) $      (.84) $      (.86) $       .23
    Diluted...................................................  $      (.14) $      (.84) $      (.86) $       .12
Weighted average common shares outstanding....................
    Basic.....................................................    1,938,915    1,838,338    1,851,376    1,799,224
    Diluted...................................................    1,938,915    1,838,338    1,851,376    3,358,221

                                                                                        MARCH 31, 1998
                                                                            --------------------------------------
                                                                                         (UNAUDITED)
                                                                                                           AS
                                                                              ACTUAL     PRO FORMA(1)  ADJUSTED(2)
                                                                            -----------  ------------  -----------
BALANCE SHEET DATA:
Cash......................................................................  $    83,486   $  663,486    $6,140,684
Working capital (deficit).................................................     (892,752)      32,248    5,589,446
Total assets..............................................................    2,849,199    3,624,198    8,981,396
Long-term debt (including current portions)...............................      596,626      955,070      394,870
Total liabilities.........................................................    2,707,233    3,042,452    2,282,232
Redeemable convertible preferred stock....................................    2,310,174       --           --
Stockholders' equity......................................................   (2,168,208)     581,766    6,699,164

------------------------------

(1) Pro forma balance sheet data gives effect to the $1,000,000 bridge financing transaction completed in June 1998, warrants to purchase up to 117,321 shares of Common Stock issued in connection with such bridge financing, and the conversion of Series A Preferred Stock into Common Stock upon closing of the Offering. The warrants were valued, which resulted in original issue discount of $439,800 and was included in the pro forma balance sheet data.

(2) As adjusted also gives effect to the sale of 1,500,000 shares of Common Stock by the Company at an assumed initial public offering price of $5.50 per share in the Offering.

                           FORWARD-LOOKING STATEMENTS

    When included in this Prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WHEN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    HISTORY OF LOSSES. The Company and its predecessors Summit V, Inc., a Washington corporation and wholly-owned subsidiary of the Company, as well as Redwood Technology, Inc., a Washington corporation formerly known as Jenkon Data Systems, Inc. ( "Redwood Technology" ), which operated certain assets of the Company prior to selling them to Summit V, Inc. in 1995, have a history of losses. The Company sustained net losses of approximately $265,000 and $1,546,000 for the fiscal years ended June 30, 1996 and 1997, respectively. Although the Company operated profitably in the first nine months of fiscal 1998, there can be no assurance that the Company will be able to operate profitably in the future. See generally "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISK OF ACCEPTANCE OF NEW PRODUCT. The future success and growth of the Company, if any, will depend in large part upon the success and acceptance of the Company's Internet-based product, NOW!. Although the Company has completed initial testing of the product, there can be no assurance that the NOW! product will be without defects. In addition, the Company has generated only limited sales from NOW! and there can be no assurance that the Company will be able to successfully market such product to its existing client base or to new customers. The failure of the Company to generate significant sales of the NOW! product would have a material adverse effect on the Company's prospects for future growth.

    NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE. The markets for the Company's products are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current products and develop and successfully introduce and sell new products that keep pace with technological developments and respond to evolving end-user requirements. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position in the marketplace and reduce revenues. The Company may need to increase the size of its product development staff in the near term to meet these challenges. There can be no assurance that the Company will be successful in hiring and training adequate product development personnel to meet its needs. In the past, the Company has occasionally experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future. Any failure to successfully develop and market new products and product enhancements would have a material adverse effect on the Company's results of operations.

    NEED FOR ADDITIONAL WORKING CAPITAL. The Company's business involves the continued investment of funds towards the development of new products and modifications of existing products. To the extent that the Company is not successful in generating significant cash flow from operations in order to fund such development expenses and other operating costs, the Company will need to rely on outside financing sources for working capital. The Company currently has negative working capital of $892,752 and no bank line of credit and there can be no assurance that the Company will be able to obtain sources of outside financing in the event that such financing is required in the future. To the extent that the Company's operations do not generate positive working capital or enable it to secure adequate outside financing, the Company's business could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISK OF CREDITORS CLAIMS AND SUCCESSOR LIABILITY. In July 1995, Summit V, Inc. purchased and/or licensed substantially all of the assets, and Summit V, Inc. assumed certain contractual obligations and indebtedness from Redwood Technology, the developer of a substantial portion of the Company's SUMMIT V software technology. See "Certain Transactions." Because Redwood Technology may be deemed to have been rendered insolvent by the sale and license of certain of its assets to Summit V, Inc. and because of the commonality of ownership and management of Redwood Technology and Summit V, Inc. and/or because Summit V continued operating the business of Redwood Technology, the Company is or may be subject to claims by unsatisfied creditors of Redwood Technology challenging the rights of the Company to the SUMMIT V software technology or other assets acquired from Redwood Technology or alleging successor liability or other similar bases for liability. The Company believes that such claims could total as much as $350,000 including claims with respect to the unpaid employer portion of payroll taxes in the amount, including interest and penalties, of approximately $250,000 and which is secured by a federal tax lien recorded against the assets of Redwood Technology. There can be no assurance that claims for successor liability will not be made or that the Company's rights to the assets acquired from Redwood Technology, including the SUMMIT V software technology, will not be challenged. If any such claims or challenges are made and are successful, the Company's business and results of operations would be materially and adversely affected.

    COMPETITION. The software industry is highly competitive and is characterized by rapid technological change, rapidly changing customer preferences and little or no barriers to entry. There are several businesses, some of which may be better capitalized than the Company, currently offering software similar in type or scope to the Company's. The Company believes that the primary competitive factors for the provision of its software are price, technical expertise and quality, ease of use, variety of value-added services, reliability and security, customer support and geographic coverage. The Company's success will depend heavily upon its ability to provide high quality software and value-added services. Other factors that will affect the Company's success in this market include the Company's continued ability to attract additional experienced marketing, sales, and management talent, and the expansion of worldwide support, training and service capabilities. The Company's current and prospective competitors generally consist of other independent software providers such as Globenet and 20/21 Interactive. The Company believes that additional competitors, which may include consumer software or other companies, may potentially enter the direct sales market. In addition, the Company may face potential competition from some of the larger direct sales companies that have developed their own in-house systems that could be adapted for sale to other direct sales companies. Some or all of the Company's actual and potential competitors may have greater market presence, engineering, customer support and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can the Company.

    Because price is a major competitive factor in the market for the Company's products, if any of the Company's present or future competitors elect to initiate and support prolonged price competition to gain market share, the Company likely would be forced to lower its prices, possibly for a protracted period, which would have a material adverse effect on its financial condition and results of operations and could threaten its economic viability.

    RISKS OF SOFTWARE DEVELOPMENT IN GENERAL. The success of the Company is dependent upon its ability to deliver reliable, easy-to-use and technologically up-to-date software products. Any failure of the Company's existing or new products to meet client specifications or expectations will have a material adverse effect on the Company's reputation and the demand for the Company's products. There can be no assurance that the software will consistently meet such specifications or expectations. In addition, continued demand for the Company's products and services will depend on its ability to successfully anticipate customer demand and to integrate new and emerging technologies, features and standards into its software on a timely basis. Any failure by the Company to anticipate customer demand and to successfully integrate new features and standards into its software on a timely basis could adversely affect the Company's reputation, demand for its products and, as a result, its financial condition and results of operations.

    DEPENDENCE ON SALES OF EXISTING SOFTWARE PRODUCTS. Substantially all of the Company's revenues have been derived from sales of its SUMMIT V and TOUCHTALK information systems and software and related support services. In addition, the initial demand for the Company's NOW! product will be highly dependent on customers and companies who utilize such information systems and software. Accordingly, any event that adversely affects fees derived from the sale of such systems, such as competition from other products, significant flaws in the Company's software products or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the systems run, would have a material adverse effect on the Company's results of operations. The Company's future financial performance will depend, in substantial part, on the continued development and introduction of new and enhanced versions of it's management information systems and customer acceptance of such new and enhanced products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products and Services."

    CONCENTRATION OF CUSTOMERS; LIMITED CUSTOMER BASE. Although no customer accounted for more than 10% of the Company's net sales during the nine months ended March 31, 1998, for the fiscal year ended June 30, 1997, Shaklee and Morinda accounted for approximately 23% and 11%, respectively, of the Company's net sales. Similar or greater concentration of its net sales among a limited number of customers may occur in the future. In such event, any material decrease in net sales to any one of the Company's largest customers that is not matched by corresponding increases in net sales to new or existing customers could have a material adverse effect on the Company's financial condition and results of operations and could affect its economic viability. There can be no assurance that the Company will receive orders from any existing customers or from new customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISK OF EXPANSION INTO NEW BUSINESSES. Part of the Company's business plan involves the possible acquisition or development of complementary but alternative sources of revenues such as credit card processing. There can be no assurance that the Company will be successful in identifying and acquiring or developing any alternate sources of revenues. Moreover, to the extent that the Company acquires or begins operations of a business other than the development of software products, the Company's lack of experience and track record in such business may result in an inability of the Company to effectively compete, potential operating losses and loss of standing in the direct sales industry, any of which would have a material adverse effect on the Company, its operations and financial condition.

    SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS. The Company has experienced and expects to continue to experience significant fluctuations in its quarterly results. Such fluctuations may be caused by many factors, including, but not limited to: the size and timing of individual orders; seasonality of revenues; lengthy sales cycle; delays in introduction of products or product enhancements by the Company or other providers of hardware, software and components for the Company's systems; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; foreign currency exchange rates; mix of products sold; conditions or events in the direct sales industry; and general economic conditions. The Company does not typically maintain a significant backlog and therefore the revenue results for each quarter depend substantially on orders received and delivered in that quarter. The average price of the Company's information systems sold in fiscal 1997 to new customers was approximately

$100,000. As a result of the relatively high revenue amount per order and relatively low unit volume, any lost or delayed sales will have a disproportionately greater effect on the Company's revenues and quarterly results relative to companies that have higher unit sales volumes and less revenue associated with each sale. The Company's sales cycle is typically three to six months from the time initial sales contact is made with a qualified prospect, making the timing of the Company's license fees difficult to predict and the Company's quarterly results difficult to forecast. The Company's expense levels are based in part on its forecasts of future revenues. Accordingly, since the majority of the Company's expenses are fixed in nature, the Company would not be able to quickly curtail expenses in response to a decline in revenues, and operating results for a given quarter would be adversely affected. As a result, revenues for any quarter are subject to significant variation and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. To the extent that the Company's Common Stock is publicly traded, fluctuations in operating results may also result in volatility in the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON DIRECT SALES INDUSTRY; LEGISLATIVE RISKS. The Company's business depends substantially upon the capital expenditures of direct sales companies, which in part depends upon the demand for such companies products. A recession, new laws or regulations of the activities of direct sales companies, or other adverse event affecting the direct sales industry in the United States, the United Kingdom, Asia or other markets served by the Company could affect such demand, forcing companies in the Company's targeted markets to curtail or postpone capital expenditures on business information systems. Any such change in the amount or timing of capital expenditures in its targeted markets would have a material adverse effect on the Company's financial condition and results of operations. The Peoples Republic of China recently announced laws restricting the ability of multi-level marketing companies to operate in China. To date, the Company has not derived significant revenues from The Peoples Republic of China. Accordingly, the Company does not believe that such laws will adversely affect the Company's current operations or financial condition. However, similar restrictions, if adopted by other countries, could have a materially adverse effect on the Company's business, results of operations and prospects.

    KEY EMPLOYEES. The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled technical, managerial, and marketing personnel who are familiar with and experienced in the direct sales industry. The Company does not maintain key man life insurance policies with respect to any of its employees. Competition for such personnel, in particular for product development and product implementation personnel, is intense, and the Company competes in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than the Company. The Company has at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that the Company will be successful in attracting and retaining skilled personnel. The inability of the Company to attract and retain other qualified employees could have a material adverse effect on the Company's business.

    MANAGEMENT OF GROWTH. Management believes that the Company's existing internal controls are sufficient for the current size and level of operations; however, to manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if the Company continues to grow. In addition, although no acquisitions of companies or products are currently being negotiated, the Company may make acquisitions in the future. The Company's management has only limited experience with acquisitions, which involve numerous risks, including difficulties in the assimilation of acquired operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies.

    INTERNATIONAL OPERATIONS AND RISK OF INTERNATIONAL SALES. The Company derived approximately 3.8% and 6.8% of its total revenues from its United Kingdom operations in fiscal 1996 and 1997, respectively and 6.5% and 7.3% in the nine month periods ended March 31, 1997 and 1998. International business is subject to various risks common to international activities, including exposure to currency fluctuations, political and economic instability, the greater difficulty of administering business abroad, and the need to comply with a wide variety of foreign import and United States export laws and regulatory requirements. The Company does not currently engage in foreign currency hedging transactions. Any significant adverse change in the international business climate could have a material adverse effect on the Company, its financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON THIRD PARTY SOFTWARE AND HARDWARE. The Company's products incorporate and use software products and computer hardware and equipment developed by other entities. The fourth generation language ("4GL") set of development tools used by the Company as well as the relational database management system used in the Company's products are provided by Ardent Software, Inc. (a successor to Unidata, Inc.) or its affiliates. The operating systems on which the Company's products can function (UNIX, NT) have been developed or are owned by Novell Corporation and Microsoft Corporation. The computer hardware and equipment sold as part of the Company's turnkey system are manufactured by Hewlett-Packard Company, International Business Machines Corporation, and others. There can be no assurance that all of these entities will remain in business, that their product lines will remain viable or that these products will otherwise continue to be available to the Company. If any of these entities ceases to do business, or abandons or fails to enhance a particular product line, the Company may need to seek other suppliers. This could have a material adverse effect on the Company's results of operations. In addition, there also can be no assurance that the Company's current suppliers will not significantly alter their pricing in a manner adverse to the Company.

    INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company attempts to protect ownership of its software with a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and other methods of protection common in the industry. The Company has not historically required trade secrecy and confidentiality agreements to be executed by its employees or, in some instances, independent software developers, in order to protect its rights in its proprietary technology. Despite any precautions that may be taken by the Company, it may be possible for an unauthorized third party to copy or reverse-engineer certain portions of the Company's products or to obtain and use information that the Company regards as proprietary. The Company does not currently have any registered patents, trademarks or copyrights, but is in the process of registering certain trademarks. The Company licenses the source code for its software to some customers to enable them to customize the software to meet particular requirements. Although the Company's source code license contains confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the source code. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competition will not independently develop software products that are substantially equivalent or superior to the Company's software products. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software programs could become increasingly the subject of infringement claims. See "Business--Intellectual Property."

    Although the Company's products have never been the subject of infringement claims, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into royalty arrangements or result in costly litigation and liability.

    RISK OF FIXED PRICE CONTRACTS. The Company has and expects to derive significant revenues pursuant to software maintenance contracts that provide for fixed annual fees in exchange for the Company's commitment to provide technical assistance and customer support. Because the total compensation payable to the Company pursuant to such contracts is fixed in the event of cost over-runs, price increases, unanticipated problems, inefficient management, inaccurate estimates of customer needs or disputes over the terms and specifications of contracted performance, the Company's business and financial condition could be materially adversely affected.

    LIMITED CONTROL AND INFLUENCE ON THE COMPANY BY NEW INVESTORS. Upon the consummation of this Offering , the officers and directors of the Company will, in the aggregate, beneficially own approximately 43% of the Common Stock assuming exercise of all outstanding options and warrants currently owned by such persons. As a result, it is anticipated that these individuals will be in a position to materially influence, if not control, the outcome of all matters requiring stockholder or board approval, including the election of directors. See "Management," "Principal Stockholders" and "Description of Securities." Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future stockholders may have on the Company.

    YEAR 2000 COMPLIANCE RISK. The Company believes that its principal software products (SUMMIT V and NOW!) are Year 2000 compliant. However, because the Company's products are designed to work with relational database and other software products developed and sold by third parties, any failure of these third party software products to be Year 2000 compliant could result in the failure of the Company's software products to effectively operate. Any such failure could harm the Company's reputation in the market and could have an adverse effect on sales of the Company's products and its financial performance.

    ABSENCE OF PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock. While the Company has applied for approval for listing the Common Stock on the Nasdaq SmallCap Market, there is no assurance that a regular public market for the Common Stock will develop as a result of this Offering or, if a regular public market does develop, that it will continue. In the absence of such a market, investors may be unable to readily liquidate their investment in the Common Stock.

    DETERMINATION OF OFFERING PRICE. The initial public offering price of the shares of Common Stock will be determined by negotiation between the Company and the Representatives, as representatives of the Underwriters, and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or any other established criteria of value. There is no assurance that the Common Stock will trade at market prices in excess of the initial public offering price as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and general economic and market conditions. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    REPRESENTATIVES' POTENTIAL INFLUENCE ON THE MARKET. It is anticipated that a significant portion of the Common Stock being offered hereby will be sold to clients of the Representatives. Although the Representatives have advised the Company that they currently intend to make a market in the Common Stock following this Offering, they have no legal obligation, contractual or otherwise, to do so. The Representatives, if they become market makers, could be dominating influences in the market for the Common Stock, if one develops. The prices and the liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representatives' participation in such market. There is no assurance that any market activities of the Representatives, if commenced, will be continued.

    POSSIBLE ADVERSE IMPACT ON MARKET PRICE OF FUTURE SALES OF RESTRICTED SHARES. Sales of a substantial number of shares of Common Stock into the public market following the Offering could materially adversely affect the prevailing market price for the Common Stock. After the completion of this Offering, the Company will have outstanding an aggregate of 4,543,515 shares of Common Stock. The 1,800,000 shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act") by persons other than "affiliates." The remaining 2,743,515 outstanding shares of Common Stock will be "restricted securities" (the "Restricted Shares") pursuant to Rule 144 promulgated under the Securities Act. All but [167,627] of the Restricted Shares are subject to lock-up agreements which prohibit the transfer or assignment of such shares for a period of 12 months following the effective date of the registration statement of which this Prospectus is a part. Beginning 12 months after such effective date, all of the Restricted Shares subject to lock-up agreements will become eligible for sale in the public market pursuant to Rule 144, some of which will be not be subject to the volume limitations and other restrictions under Rule 144. The Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale."

    POSSIBLE ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER EFFECT OF DELAWARE
LAW. The Board of Directors of the Company has authority to issue up to 5,000,000 shares of preferred stock of the Company (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions as determined by the Board of Directors. Although the Company has no present plans to issue any shares of Preferred Stock following consummation of this Offering, the issuance of any additional shares of Preferred Stock in the future could affect the rights of the holders of Common Stock and thereby reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners. These provisions, together with certain provisions of Delaware law, may also have the effect of delaying or preventing changes in control or management of the Company which could adversely affect the market price of the Company's Common Stock. See "Description of Securities--Common Stock."

    IMMEDIATE SUBSTANTIAL DILUTION. The initial public offering price per share will exceed the net tangible book value per share of the Common Stock. Accordingly, the purchasers of the Shares will experience immediate substantial dilution of $4.01 per share or 72.9% of their investment based upon the net tangible book value of the Company at March 31, 1998. In addition, the purchasers of the Common Stock offered hereby will bear a disproportionate part of the financial risk associated with the Company's business while effective control will remain with the existing shareholders and Management. See "Dilution."

    NO DIVIDENDS. The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. No cash dividends may be paid on Common Stock until all shares of Series A Preferred Stock have been either redeemed or converted into Common Stock.

    NET OPERATING LOSS LIMITATIONS. The Company has net operating losses which have been utilized to reduce taxable income in fiscal 1998. However, the Internal Revenue Code of 1986, as amended, (IRC), reduces the extent to which net operation loss carryforwards may be utilized in the event there has been an "ownership change" of a company as defined by applicable IRC provisions. The Company will be subject to net operating loss carryforward limitations as a result of the ownership change resulting from the Offering. Limitations on the use of net operating loss carryforward may adversely affect the Company's net income as compared to prior periods.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering, at an assumed initial public offering price of $5.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $6,677,198. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

    The Company expects to use approximately $500,000 of the net proceeds for expansion of the Company's sales and marketing efforts, including an increase in sales personnel and marketing budgets for the Company's products. The Company also expects to use approximately $2,000,000 for development of new products and upgrades of existing products. Approximately $1,200,000 of the net proceeds will be used to repay outstanding indebtedness of the Company, including approximately (i) $1,000,000 for repayment of loans incurred in connection with a 1998 private placement of debt and warrants, and (ii) $200,000 to repay certain obligations of the Company. See "Certain Transactions."

    The remainder of the net proceeds (approximately $2,977,198, or $3,455,698 if the over-allotment option is exercised) will be used to fund the Company's general working capital requirements, including customer support, corporate overhead, payroll and other such expenses of the Company.

    The foregoing represents the Company's best estimates of its application of the net proceeds of this Offering based upon present plans and current business conditions. The net proceeds from the exercise of the Representatives' Warrants, if any, will be added to the general funds of the Company and used for working capital and other general corporate purposes. Unforseen events, changed business conditions and a number of other factors that are beyond the control of the Company, could necessitate changes in the application of net proceeds. The Company reserves the right to reallocate the net proceeds of this Offering among the various uses described above or for such other purposes as it, in its sole discretion, deems necessary or desirable. In the event that the Company changes the use of proceeds of this Offering, the Company may require immediate additional debt or equity financing to meet its business plan. If the need should arise, there can be no assurance that any such financing would be available on terms that are favorable to the Company, if at all.

    The Company may use a portion of the net proceeds to acquire businesses, products or technologies complementary to the Company's current business. The Company has no present commitments or agreements and is not currently involved in any negotiations with respect to any such acquisitions. The Company has not determined the amounts it plans to expend on each of such uses or the timing of such expenditures. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including future revenue growth and the amount of cash generated by the Company's operations.

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and has no current plans to pay dividends on the Common Stock in the foreseeable future. The Company intends to reinvest future earnings, if any, in the development and expansion of its business. Any future determination to pay dividends will depend upon the Company's results of operations, financial condition and capital requirements and such other factors deemed relevant by the Company's Board of Directors.

                                    DILUTION

    The pro forma net tangible book value of the Company as of March 31, 1998 was $59,249, or $.02 per share of Common Stock, based upon 3,043,515 shares of Common Stock outstanding. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding, after giving effect to the conversion of all outstanding shares of Series A Preferred Stock into Common Stock upon the consummation of the Offering. The outstanding shares excludes (i) 180,000 shares of Common Stock which may be issued by the Company upon exercise in full of the Representatives' Warrants, (ii) 597,234 shares of Common Stock which may be issued by the Company under options currently outstanding under the Company's Stock Option Plan, and (iii) 279,081 shares of Common Stock which may be issued by the Company upon exercise of outstanding warrants. After giving effect to the sale of the 1,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $5.50 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of March 31, 1998 would have been $6,369,367 or $1.40 per share. This represents an immediate increase in pro forma net tangible book value of $1.38 per share to existing stockholders and an immediate dilution of $4.10 per share, or 74.5%, to new investors.

    The following table illustrates this per share dilution:

Assumed initial public offering price per share of Common Stock......             $    5.50
  Pro forma net tangible book value per share before the Offering....      $ .02
  Increase attributable to new investors.............................       1.38
                                                                       ---------
Pro forma net tangible book value per share after the Offering.......                  1.40
                                                                                  ---------
Dilution per share to new investors (74.5%)..........................             $    4.10
                                                                                  ---------
                                                                                  ---------

    The following table summarizes, at March 31, 1998, the number of shares of Common Stock purchased from the Company, percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by existing stockholders and to be paid by purchasers of shares offered hereby at an assumed initial public offering price of $5.50 per share (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):

                                          SHARES PURCHASED        TOTAL CONSIDERATION
                                        ---------------------  -------------------------   AVERAGE PRICE
                                          NUMBER     PERCENT      AMOUNT       PERCENT       PER SHARE
                                        ----------  ---------  -------------  ----------  ---------------
Existing Stockholders(1)..............   3,043,515        67%  $   3,008,750         27%     $     .99
  New Investors.......................   1,500,000        33%  $   8,250,000         73%     $    5.50
                                        ----------  ---------  -------------  ----------         -----
Total(1)..............................   4,543,515     100.0%  $  11,258,750  $   100.0%          2.48
                                        ----------  ---------  -------------  ----------         -----
                                        ----------  ---------  -------------  ----------         -----

------------------------

(1) Does not include outstanding options or warrants issued by the Company for the purchase of up to 876,315 shares of Common Stock. Includes 1,244,296 shares of Common Stock issuable upon conversion of all outstanding Series A Preferred Stock and the .782271-to-one reverse stock split effected in June 1998.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998, (i) on an actual basis including the effect of the .782271-for-one reverse stock split effected in June 1998, (ii) on a pro forma basis giving effect to the conversion of Series A Preferred Stock into Common Stock upon closing of the Offering and completion of a $1,000,000 bridge loan financing transaction in June 1998, and (iii) on a pro forma as adjusted basis giving effect to the sale of the 1,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $5.50 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by the Company, and the application of the net proceeds thereof as set forth in "Use of Proceeds." The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                    MARCH 31, 1998
                                                                     --------------------------------------------
                                                                                                         AS
                                                                        ACTUAL       PRO FORMA(1)    ADJUSTED(1)
                                                                     -------------  --------------  -------------
Long Term Debt (including current portion).........................  $     596,626   $    955,070   $     394,870
                                                                     -------------  --------------  -------------

Series A Preferred Stock, $.001 par value:
  1,725,000 shares authorized; 1,500,000 issued and
  outstanding; none issued and outstanding, pro forma and
  as adjusted......................................................      2,310,174        --             --

Stockholders' Equity (Deficit)

  Common Stock, $.001 par value; 20,000,000 shares authorized;
    1,955,673 shares issued, 1,799,219 shares outstanding;
    3,199,969 shares issued, 3,043,515 shares outstanding, pro forma; 4,699,969 shares issued, 4,543,515 shares outstanding,
    as adjusted....................................................          1,956          3,200           4,700

  Additional paid-in capital.......................................          6,794      2,755,524       9,431,222

  Stock subscriptions receivable...................................         (8,500)        (8,500)         (8,500)

  Foreign currency translation adjustment..........................        (28,537)       (28,537)        (28,537)

  Accumulated deficit..............................................     (1,799,921)    (1,799,921)     (2,359,721)

  Treasury stock, at cost: 156,454 shares actual...................       (340,000)      (340,000)       (340,000)
                                                                     -------------  --------------  -------------

Total Stockholders' equity (deficit)(2)............................     (2,168,208)       581,766       6,699,164
                                                                     -------------  --------------  -------------

Total Capitalization...............................................  $     738,592   $  1,536,836   $   7,094,034
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------

------------------------

(1) Pro forma capitalization gives effect to the $1,000,000 bridge financing transaction completed in June 1998, warrants to purchase up to 117,321 shares of Common Stock issued in connection with such bridge financing, and conversion of Series A Preferred Stock into Common Stock upon closing of the Offering. The warrants were valued, which resulted in original issue discount of $439,800 and was included in the pro forma capitalization. As adjusted also gives effect to the sale of 1,500,000 shares of Common Stock by the Company at an assumed initial public offering price of $5.50 per share in the Offering.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth on the following page for each of the fiscal years in the two-year period ended June 30, 1997, have been derived from the Company's consolidated financial statements and the related notes thereto that have been audited by BDO Seidman LLP, independent certified public accountants. The selected financial data for the nine month periods ended March 31, 1997 and 1998 are derived from unaudited financial statements of the Company and in the opinion of management include all necessary adjustments to present fairly the results of operations and financial position for those periods. The consolidated financial statements for each of the fiscal years in the two-year period ended June 30, 1997, and the report thereon are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto appearing elsewhere herein.

                                                                                                           NINE MONTHS ENDED
                                                                              YEARS ENDED JUNE 30,             MARCH 31,
                                                                            -------------------------  -------------------------
                                                                               1996          1997          1997         1998
                                                                            -----------  ------------  ------------  -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Software license fees...................................................  $ 1,685,208  $  2,761,995  $  2,016,493  $ 3,090,640
  Equipment, software and supplies sales..................................    1,571,516     1,029,314       814,525      638,783
  Support and operations revenue..........................................    3,642,509     4,688,763     3,413,679    3,318,211
                                                                            -----------  ------------  ------------  -----------
Net revenues..............................................................    6,899,233     8,480,072     6,244,697    7,047,634
                                                                            -----------  ------------  ------------  -----------
Cost of goods sold
  Cost of software license fees...........................................      163,233       292,831       192,754      195,720
  Cost of equipment, software and supplies sold...........................    1,025,934       781,562       682,934      372,830
  Cost of support and operations..........................................    2,148,131     3,156,312     2,529,041    1,816,168
                                                                            -----------  ------------  ------------  -----------
  Total cost of goods sold................................................    3,337,298     4,230,705     3,404,729    2,384,718
Gross profit..............................................................    3,561,935     4,249,367     2,839,968    4,662,916
  Selling and marketing...................................................      764,711     1,024,716       726,380      673,711
  Product research, development and enhancements..........................      433,061     1,375,452       921,302    1,175,088
  General and administrative..............................................    2,443,191     3,322,974     2,620,712    2,271,828
                                                                            -----------  ------------  ------------  -----------
Total operating expenses..................................................    3,640,963     5,723,142     4,268,394    4,120,627
                                                                            -----------  ------------  ------------  -----------
Income (loss) from operations.............................................      (79,028)   (1,473,775)   (1,428,427)     542,289
Other income (expense)
  Interest, net...........................................................      (23,645)      (97,433)      (35,715)     (87,044)
  Other...................................................................      (74,252)      (63,088)     (119,917)     (28,118)
                                                                            -----------  ------------  ------------  -----------
Income (loss) before provision for income tax.............................     (176,925)   (1,634,296)   (1,584,059)     427,127
Provision (benefit) for income tax........................................       88,000       (88,000)      --            15,577
                                                                            -----------  ------------  ------------  -----------
Net income (loss).........................................................  $  (264,925) $ (1,546,296) $ (1,584,059) $   411,550
                                                                            -----------  ------------  ------------  -----------
                                                                            -----------  ------------  ------------  -----------
Net income (loss) per common share
    Basic.................................................................    1,938,915     1,838,338     1,851,376    1,799,224
    Diluted...............................................................    1,938,915     1,838,338     1,851,376    3,358,221
Weighted average common shares outstanding
    Basic.................................................................  $      (.14) $       (.84) $       (.86) $       .23
    Diluted...............................................................  $      (.14) $       (.84) $       (.86) $       .12

                                                                                                    MARCH 31, 1998
                                                                                      -------------------------------------------
                                                                                         ACTUAL     PRO FORMA(1)   AS ADJUSTED(2)
                                                                                      ------------  -------------  --------------
BALANCE SHEET DATA:
  Cash..............................................................................  $     83,486   $   663,486    $  6,140,684
  Working capital (deficit).........................................................      (892,752)       32,248       5,589,446
  Total assets......................................................................     2,849,199     3,624,198       8,981,396
  Total long-term debt (including current portion)..................................       596,626       955,070         394,870
  Total liabilities.................................................................     2,707,233     3,042,432       2,282,232
  Redeemable convertible preferred stock............................................     2,310,174       --              --
  Stockholders' equity..............................................................    (2,168,208)      581,766       6,699,164

------------------------------
(1) Pro forma balance sheet data gives effect to the $1,000,000 bridge financing transaction completed in June 1998, warrants to purchase up to 117,321 shares of Common Stock issued in connection with such bridge financing, and conversion of Series A Preferred Stock into Common Stock upon closing of the Offering. The warrants were valued, which resulted in original issue discount of $439,800 and was included in the pro forma balance sheet data.

(2) As adjusted also gives effect to the sale of 1,500,000 shares of Common Stock by the Company at an assumed initial public offering price of $5.50 per share in the Offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. WHEN USED IN THE FOLLOWING DISCUSSIONS, THE WORDS "BELIEVES", "ANTICIPATES", "INTENDS", "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN "RISK FACTORS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

GENERAL

    The Company develops, markets, implements and supports specialized software solutions for network marketing and other companies involved in the direct sales industry. The Company primarily sells and implements its business information systems directly. The Company services its clients from offices in both the United States and United Kingdom. Substantially all of the Company's revenues are generated from the sale of its systems, which usually consist of proprietary and third-party software licenses, implementation and software support services, third-party hardware and maintenance contracts. The Company's proprietary software licenses are sold on a packaged or individual module basis, and the license fee is determined in part by the number of modules and concurrent system users. Maintenance fees are based on a percentage of software license fees and are billed on a monthly basis.

    Revenues from software licenses are recognized upon delivery, provided that no significant obligations of the Company remain and collection of the related receivable is deemed probable. Revenues from hardware sales are recognized upon shipment of the product. Software support service revenues are recognized in the period in which the services are performed. Revenues from maintenance contracts are recognized ratably over the period of the contract.

    Research and development expenses consist primarily of compensation and consulting expenses and related equipment and licenses. To date, the Company has not capitalized any such development costs under Statement of Financial Accounting Standards ("SFAS") No. 86. All research and development expenses have been expensed as incurred.

    The Company believes future growth is largely dependent on the ability to increase sales of its core management information system product (SUMMIT V and related modules) and to develop a market for the NOW! product.

    The Company and its predecessors, Summit V, Inc., a Washington corporation and wholly-owned subsidiary of the Company, as well as Redwood Technology, which operated certain assets of the Company prior to selling them to Summit V, Inc. in 1995, have a history of losses. The Company sustained net losses of $265,000 and $1,546,000 for the fiscal years ended June 30, 1996 and 1997, respectively. Although the Company operated profitably in the first nine months of fiscal 1998, there can be no assurance that the Company will be able to operate profitably in the future.

    The Company's results of operations during fiscal 1997 were greatly affected by a significant increase in personnel and related personnel costs during the first half of fiscal 1997. Many of the new personnel were hired in anticipation of a large increase in sales and related support services which did not materialize during fiscal 1997. In November 1996, management hired a new Chief Financial Officer and implemented a significant restructuring of the Company, including a consolidation of the Company's workforce. As a result of this restructuring, the Company incurred substantial losses during the first half of fiscal 1997 and terminated approximately 30 employees in December 1996.

    Although no customer accounted for more than 10% of the Company's net sales during the nine months ended March 31, 1998, for the fiscal year ended June 30, 1997, Shaklee and Morinda accounted for approximately 23% and 11%, respectively, of the Company's net sales. Similar or greater concentration of its net sales among a limited number of customers may continue in the future. Any material decrease in net sales to any one of the Company's largest customers that is not matched by corresponding increases in net sales to new or existing customers could have a material adverse effect on the Company's financial condition and results of operations and could threaten its economic viability. There can be no assurance that the Company will receive orders from any existing customers or from new customers.

    The Company derived approximately 3.8% and 6.8% of its total revenue from its United Kingdom operations in 1996 and 1997, respectively. For the nine month periods ended March 31, 1997 and 1998, the Company derived approximately 6.5% and 7.3% of its total revenue from its United Kingdom operations. The Company's international business is subject to various risks common to international activities, including currency fluctuations. Revenues and expenses of the Company's United Kingdom operations are translated at the average exchange rate in effect during the period. Translation adjustments are reported as a separate component of stockholders' equity. The Company does not currently engage in currency hedging transactions.

    The Company has experienced and expects to continue to experience significant fluctuations in its quarterly results. Such fluctuations may be caused by many factors, including, but not limited to the size and timing of individual orders; seasonality of revenues; lengthy sales cycle; delays in introduction of products or product enhancements by the Company or other providers of hardware, software and components for the Company's systems; competition and pricing in the software industry; market acceptance of new products; foreign currency exchange rates; mix of products sold; and general economic conditions. See "Risk Factors--Significant Fluctuations in Quarterly Results."

    The Company is or may be subject to claims of unsatisfied creditors of Redwood Technologies, Inc. alleging successor liability or other similar basis for liability. The Company believes that such claims could total $350,000 of which the Company has recorded a liability of approximately $350,000 at March 31, 1998. See "Risk Factors--Risk of Creditors Claims and Successor Liability."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected statement of operations data shown as a percentage of net sales.

                                                                    YEAR ENDED JUNE 30,
                                                                   ---------------------
                                                                     1996        1997
                                                                   ---------  ----------     NINE MONTHS ENDED
                                                                                          ------------------------
                                                                                                 MARCH 31,
                                                                                          ------------------------
                                                                                                          1998
                                                                                             1997      -----------
                                                                                          -----------  (UNAUDITED)
                                                                                          (UNAUDITED)
Revenues:
  Software license fees..........................................      24.4%       32.6%       32.3%        43.9 %
  Equipment, software and supplies sales.........................      22.8%       12.1%       13.0%         9.1 %
  Support and operations revenue.................................      52.8%       55.3%       54.7%        47.0 %
Net revenues.....................................................     100.0%      100.0%      100.0%       100.0 %
Cost of revenues
  Cost of software license fees..................................       2.4%        3.5%        3.1%         2.8 %
  Cost of equipment, software and supplies sold..................      14.9%        9.2%       10.9%         5.3 %
  Cost of support and operations.................................      31.1%       37.2%       40.5%        25.8 %
Total cost of revenues...........................................      48.4%       49.9%       54.5%        33.8 %
Gross profit.....................................................      51.6%       50.1%       45.5%        66.2 %
Operating expenses
  Selling and marketing..........................................      11.1%       12.1%       11.6%         9.6 %
  Product research, development and enhancements.................       6.3%       16.2%       14.8%        16.7 %
  General and administrative.....................................      35.4%       39.2%       42.0%        32.2 %
Total operating expenses.........................................     101.1%      117.4%       68.4%        58.5 %
Operating income (loss)..........................................      -1.1%      -17.4%      -22.9%         7.7 %
Other income (expense)
  Interest, net..................................................      -0.3%       -1.1%        0.6%        (1.2)%
  Other..........................................................      -1.1%       -0.7%        1.9%       -(0.0)%
Income (loss) before provision for income tax....................      -2.6%      -19.3%      -25.4%          6.1%
Provision (benefit) for income tax...............................       1.3%       -1.0%        0.0%        (0.0)%
Net income (loss)................................................      -3.8%      -18.2%      -25.4%          5.8%

COMPARISON OF NINE MONTHS ENDED MARCH 31, 1998 TO AND MARCH 31, 1997

    REVENUES. Total revenues increased 12.9% to $7,048,000 for the nine months ended March 31, 1998 from $6,245,000 million for the same period in 1997. The increase was primarily attributable to increases in revenues from software licenses. Simultaneously with this increase in total revenues, the Company experienced a significant decrease in customer concentration as sales to Shaklee Products decreased from approximately 23% for all of fiscal 1997 to less than 10% in the nine months ended March 31, 1998.

    SOFTWARE LICENSE REVENUES. Software license revenues increased 53.3% to $3,091,000 for the nine months ended March 31, 1998 from $2,016,000 for the same period in 1997. The increase in software license revenues was due to an increase in system sales and additional modules sold to new and existing clients.

    EQUIPMENT, SOFTWARE AND SUPPLIES REVENUES. Equipment, software and supplies revenues decreased 21.6% to $639,000 for the nine months ended March 31, 1998 from $815,000 for the same period in 1997. The Company has reduced its emphasis on selling turnkey systems which typically had included low margin computer hardware equipment. As a result, equipment purchases have decreased.

    SUPPORT AND OPERATIONS REVENUE . Support and operations revenue decreased 2.8% to $3,318,000 for the nine months ended March 31, 1998 from $3,414,000 for the same period in 1997. The decrease relates to reduced services required for the Company's largest customer, Shaklee Products. In the prior year Shaklee Products was converting to a version of the Company's software and significant services were required. The conversion was completed in February 1997. This decrease is partially offset by increased maintenance contract revenues resulting primarily from an increase in the number of customers paying maintenance for new and upgraded systems and enhanced administration of existing contracts. In the previous period, many customers were not charged additional maintenance fees when additional user licenses or modules were purchased as outlined in the original purchase contract. As a result, the Company was able to increase its maintenance contract revenues.

    COST OF REVENUES. Total cost of revenues decreased 30.0% to $2,385,000 for the nine months ended March 31, 1998 from $3,405,000 for the same period in 1997. Such decrease was primarily due to an increase in higher margin software sales and a decrease in lower margin service revenues and equipment sales. Total cost of revenues as a percentage of net revenues decreased from 54.5% in the nine months ended March 31, 1997 to 33.8% for the period ended March 31, 1998 primarily as a result of the decreased size of support staff in the later period along with a change in product mix away from sales of turnkey systems which typically had included low-margin computer equipment.

    COST OF SOFTWARE LICENSES. The cost of software licenses consists primarily of the cost of supplies that are included with the Company's systems that are provided by third-party suppliers. The cost of software licenses increased 1.6% to $196,000 for the nine months ended March 31, 1998 from $193,000 for the same period in 1997 as a result of the increase in software license revenues.

    COST OF EQUIPMENT, SOFTWARE AND SUPPLIES. The cost of equipment, software and supplies consists primarily of the cost of computer hardware and third-party software and related peripheral equipment purchased by the Company from various suppliers for resale as part of the Company's turnkey systems. These costs decreased by 45.4% to $373,000 for the nine months ended March 31, 1998 from $683,000 for the same period in 1997.

    COST OF SUPPORT AND OPERATIONS. The cost of support and operations consists primarily of personnel costs, travel and materials associated with providing implementation, education and training, consulting and technical services. These costs decreased 28.2% to $1,816,000 for the nine months ended March 31, 1998 from $2,529,000 for the same period in 1997. During the first five months of fiscal 1997 the Company hired numerous support personnel which proved to be unproductive and the positions were ultimately eliminated in December 1996. As a result the cost of support and operations were lower for the nine months ended March 31, 1998.

    GROSS PROFIT. Gross profit increased by 64.2% to $4,663,000 for the nine months ended March 31, 1998 from $2,840,000 for the same period in 1997. Overall gross profit as a percentage of total revenues increased to 66.2% for the nine months ended March 31, 1998 from 45.5% for the same period in 1997, mainly as a result of the increase in higher-margin software license revenues as a percentage of total sales. Gross profit on the Company's software license revenues is significantly higher than on revenues from equipment, services and maintenance. Gross profit on software licenses remained relatively constant from March 31, 1998 to March 31, 1997 at 93.7% and 90.4%, respectively. Gross profit on software support services and maintenance increased to 45.3% for the nine months ended March 31, 1998 from 25.9% for the same period in 1997 due mainly to the elimination of many support personnel. The increase in equipment gross profit to 41.6% for the nine months ended March 31, 1998 from 16.2% for the same period in 1997 was primarily due to sales of more third party software and less hardware.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses decreased 7.2% to $674,000 for the nine months ended March 31, 1998 from $726,000 for the same period in 1997. The decrease primarily relates to the elimination of a highly compensated sales professional in March 1997 and more efficient management of marketing expenses.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 27.6% to $1,175,000 for the nine months ended March 31, 1998 from $921,000 for the same period in 1997. The increase in research and development expenses relates primarily to the continued development of the NOW! suite of products which began in December 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased 13.3% to $2,272,000 for the nine months ended March 31, 1998 from $2,621,000 for the same period in 1997. Such decrease was due primarily to a significant decrease in personnel resulting from a restructuring of the Company that began in December 1996.

    INTEREST EXPENSE. Interest expense increased 141.7% to $87,000 for the nine months ended March 31, 1998 from $36,000 for the same period in 1997. The increase relates primarily to the equipment lease entered into in December 1996 and the interest due on a note payable to a stockholder which accrues interest at 18% annually and provides for monthly payments equal to 1% of the Company's gross margin until fully paid.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997 AND 1996

    REVENUES. Total revenues increased 22.9% to $8,480,000 for fiscal 1997 from $6,899,000 for fiscal 1996. The increase was primarily attributable to increases in revenues from software licenses, software services and maintenance contracts.

    SOFTWARE LICENSE REVENUES. Software license revenues increased 63.9% to $2,762,000 for fiscal 1997 from $1,685,000 for fiscal 1996. The increase in software license revenues was due to an increase in system sales and additional software modules sold to new and existing clients. This increase was the direct result of an increased sales effort to sell high margin products particularly during the last six months of fiscal 1997.

    EQUIPMENT, SOFTWARE AND SUPPLIES REVENUES. Equipment, software and supplies revenues decreased 34.5% to $1,029,000 for fiscal 1997 from $1,572,000 for fiscal 1996. During the last half of fiscal 1997, the Company decreased its emphasis on selling turnkey systems which typically had included low margin equipment. As a result, equipment purchases have decreased.

    SUPPORT AND OPERATIONS REVENUE. Support and operations revenue increased 28.7% to $4,689,000 for fiscal 1997 from $3,643,000 for fiscal 1996. The increase in service revenues was principally due to additional purchases of the Company's systems and system upgrades by existing customers which required implementation assistance and the increase in maintenance contract revenues, primarily due to an increase in the number of customers paying maintenance fees for new and upgraded systems and enhanced administration of existing contracts. In previous years, many customers were not charged additional maintenance fees as additional user licenses or modules were purchased as outlined in the original purchase contract. As a result, the Company was able to increase its maintenance contract revenues.

    COST OF REVENUES. Total cost of revenues increased 26.8% to $4,231,000 for fiscal 1997 from $3,337,000 for fiscal 1996. Total cost of revenues as a percentage of net revenues increased from 48.4% in fiscal 1996 to 49.9% in fiscal 1997.

    COST OF SOFTWARE LICENSES. The cost of software licenses consists primarily of the cost of supplies that are included with the Company's systems that are provided by third-party suppliers. The cost of software licenses increased 79.8% to $293,000 for fiscal 1997 from $163,000 for fiscal 1996. The increase is a direct result of the increase in software sales.

    COST OF EQUIPMENT, SOFTWARE AND SUPPLIES. The cost of equipment, software and supplies consists primarily of the cost of computer hardware and third-party software and related peripheral equipment purchased by the Company from various suppliers for resale as part of the Company's turnkey systems. These costs decreased by 23.8% to $782,000 for fiscal 1997 from $1,026,000 for fiscal 1996 primarily as a result of the Company's decision to decrease its emphasis on sales of turnkey systems which typically had included low margin computer equipment.

    COST OF SUPPORT AND OPERATIONS. The cost of support and operations consists primarily of personnel costs, travel and materials associated with providing implementation, education and training, consulting and technical services. These costs increased 46.9% to $3,156,000 for fiscal 1997 from $2,148,000 for fiscal 1996. The increased support and operations expense relates primarily to a 43% increase in personnel during the first half of fiscal 1997. Many of the new hires were unnecessary and therefore unproductive. As a result, the Company terminated approximately 30 employees in December 1996.

    GROSS PROFIT. Gross profit increased by 19.3% to $4,249,000 for fiscal 1997 from $3,562,000 for fiscal 1996 primarily due to the increase in total revenues from fiscal 1996 to fiscal 1997. Overall gross profit as a percentage of total revenues decreased slightly to 50.1% for fiscal 1997 from 51.6% in fiscal 1996, mainly as a result of the decrease in margin on equipment sales which was offset somewhat by the increase in higher-margin software license revenue as a percentage of total revenues. Gross margin on the Company's software license revenues is significantly higher than on revenues from equipment, services and maintenance. Gross margins on software licenses remained relatively constant from fiscal 1996 to fiscal 1997 at 90.3% and 89.4%, respectively. Gross margins on software support services and maintenance decreased to 32.7% in fiscal 1997 from 41.0% in fiscal 1996 due mainly to the addition of new support personnel described above. The decrease in equipment gross margins to 24.1% in fiscal 1997 from 34.7% in fiscal 1996 was due to price competition in the computer hardware industry and discounting required in response to volume purchase agreements being offered by the computer manufacturers and computer resellers.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 34.0% to $1,025,000 for fiscal 1997 from $765,000 for fiscal 1996. The increase in sales and marketing expenses relate primarily to higher sales commission associated with increased revenue and higher travel costs to support increased sales activity.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 217.6% to $1,375,000 for fiscal 1997 from $433,000 for fiscal 1996. The increase in research and development expenses relates primarily to the development during the last half of fiscal 1997 of the NOW! suite of products.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 36.0% to $3,323,000 for fiscal 1997 from $2,443,000 for fiscal 1996.
The general and administrative expenses as a percentage of revenue increased to 39.2% in fiscal 1997 compared to 35.4% in fiscal 1996. The increase in general and administrative expense relates primarily to the addition of new office space and additional personnel.

    INTEREST EXPENSE, NET. Interest expense increased 304.2% to $97,000 for fiscal 1997 from $24,000 for fiscal 1996. The increase related primarily to a $600,000 equipment lease the Company entered into in December 1996 which bears interest at approximately 9.0% per year.

BACKLOG

    The Company does not typically maintain a significant backlog and therefore revenues for each quarter depend substantially on orders received and delivered in that quarter. The average price of the Company's systems sold during the fiscal year ended June 30, 1997 was approximately $100,000. As a result of the relatively high revenue amount per order and relatively low unit volume, any lost or delayed sales will have a disproportionately greater effect on the Company's revenues and quarterly results relative to companies that have higher unit sales volumes and less revenue associated with each sale. The Company's sales cycle is typically three to six months from the time initial sales contact is made with a qualified prospect, making the timing of the Company's license fees difficult to predict and the Company's quarterly results difficult to forecast. The Company's expense levels are based in part on its forecast of future revenues. Accordingly, since the majority of the Company's expenses are fixed in nature, the Company would not be able to quickly curtail expenses in response to a decline in revenues, and operating results for a given quarter would be adversely affected. As a result, revenues for any quarter are subject to significant variation and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company will be profitable on a quarter-to-quarter basis.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to this Offering the Company has financed its operations primarily through cash flow from operations, private sales of the Company's equity and long-term equipment financing. The Company does not have access to a line of credit. The Company's $600,000 equipment lease requires the Company to maintain cash on deposit with a bank affiliated with the lessor. The required cash balance was initially $300,000 and reduces incrementally in proportion to the reduction in the lease balance. At September 30, 1997 the principal balance of the lease was $448,000 and the required cash balance was $250,000.

    The Company has a note payable to a stockholder with interest payable at 18% per annum. The note is payable in monthly installments of the greater of $10,000 or the individual monthly compensation of the two major stockholders ($14,000 per month at March 31, 1998), and is secured by their shares in the Company. The Company has established an agreement with the note-holder allowing for a variance from regularly scheduled payments. At March 31, 1998 the outstanding principal balance was $202,000.

    In fiscal 1996, operating activities provided net cash of approximately $317,000 primarily from an increase in accounts payable and accrued expenses of approximately $730,000 which were offset by an increase in accounts receivable of approximately $423,000. In fiscal year 1996 the Company used net cash of approximately $335,000 in financing activities to repay notes payable, and net cash of approximately $145,000 in investing activities primarily to purchase property and equipment.

    In fiscal 1997, operating activities used net cash of approximately $1,192,000 primarily from a net loss from operations of approximately $1,546,000 and a decrease in accounts payable of approximately $500,000 which were offset by a combined increase in customer deposits and accrued liabilities of approximately $914,000. In fiscal 1997 financing activities provided net cash of approximately $2,500,000 primarily from net proceeds from the sale of the Company's preferred stock (approximately $2,300,000) and proceeds from equipment notes payable (approximately $660,000) which were offset by a redemption of a portion of the Company's common stock ($340,000) and repayment of notes payable (approximately $134,000). In fiscal 1997 the Company's investing activities used net cash of approximately $1,000,000 primarily to purchase property and equipment.

    At March 31, 1998, the Company had approximately $283,000 in cash. The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current cash balance and cash flow from operations, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. The Company believes that its anticipated cash flow from operations, current cash and cash equivalent balances and the net proceeds of the sale of Common Stock in this Offering will provide sufficient cash resources to finance its operations and associated marketing and customer support activities for at least 12 months. Thereafter, the Company's continued operations will depend upon cash flow from operations and the availability of further financing.

YEAR 2000

    The Company believes that its principal software products (SUMMIT V and NOW!) are Year 2000 compliant. However, because the Company's products are designed to work with relational database and other software products developed and sold by third parties, any failure of these third party software products to be Year 2000 compliant could result in the failure of the Company's software products to effectively operate. Although the Company does not expect any significant disruption in operations or any significant expenditures as a result of computer software issues related to the Year 2000, any failure of third party software used by the Company could have the effect of harming the Company's reputation in the market and could have an adverse effect on sales of the Company's products and its financial performance.

NEW ACCOUNTING STANDARDS

    Statements of Financial Accounting Standards No. 129 "Disclosure of Information about Capital Structure" (SFAS No. 129) issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by SFAS No. 129. the Company does not expect adoption of SFAS No. 129 to have a material effect, if any, on its financial position or results of operations.

    Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has not determined the effect on its financial position or results of operations, if any, from the adoption of this statement.

    Statements of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its results of operations.

    Statement Position 97-2, "Software Revenue Recognition", ("SOP 97-2") issued by the AICPA is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 supersedes SOP 91-1 regarding software revenue recognition. SOP 97-2 establishes standards which require a company to recognize revenue when (1) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor's fee is fixed or determinable, and (iv) collectability is probable. SOP 97-2 also discusses the revenue recognition criteria for multiple element contracts and allocation of the fee to various elements based on vendor-specific objective evidence of fair value. The Company does not expect adoption of SOP 97-2 to have a material effect on the financial statements.

                                    BUSINESS

    Jenkon International, Inc. ("Jenkon" or the "Company") is a leading developer of specialized software solutions for network marketing and other companies involved in the direct sales industry. The Company's products are designed to provide direct sales organizations, which are characterized by a large number of small transactions, intricate compensation programs, and complex distributor genealogy trails, with a rapid, accurate and efficient means to collect, process, transmit and record sales, commissions and other data. The Company was the recipient of the 1997 DSA Partnership Award granted by the Direct Selling Association ("DSA"), the direct sales industry's largest trade group. The award was in recognition of the Company's leadership position as a supplier to the industry.

    To date, the Company has focused its development and marketing efforts on its proprietary management information system software package known as SUMMIT
V. The Company's management information systems, including its SUMMIT V software, have been installed with over 150 direct sales companies in over 25 countries throughout the world. The Company's clients include many of the direct sales industry's leading companies such as Shaklee, Avon Products (China and India), USANA, Nature's Sunshine and Watkins. In addition to SUMMIT V, the Company has developed and markets a compatible software-based voice response system known as TOUCHTALK that offers individual home-based direct sales personnel the ability to access a wide variety of product, sales, commission and other information regarding the company they represent.

    In recognition of the increasing importance of Internet commerce in the direct sales industry and throughout the economy, the Company has developed and has recently begun the initial marketing of a scalable Internet-based product, known as NOW!. NOW! is designed for use by home-based direct sales personnel and allows such personnel direct access to and communication with the companies that they represent through the use of personal computers, Web TV and other Internet-based platforms. NOW! enables home-based direct sales personnel to quickly obtain current inventory information, directly place orders online, obtain order status information and view and analyze personal and group sales, commissions and other information. In addition to the benefits afforded to the home-based direct sales personnel, the Company believes that the NOW! product will enable its direct sales company clients to significantly reduce order processing and other labor-intensive operating costs which the Company believes account for a substantial portion of the total operating costs of a typical direct sales company client. The Company believes that NOW! enhances the attractiveness of SUMMIT V to its direct sales company clients while expanding the Company's potential client base to include the large number of home-based direct sales personnel affiliated with such companies.

DIRECT SALES INDUSTRY BACKGROUND

    The direct sales industry markets its products through networks of home-based direct sales personnel whose selling activities most commonly take place in customers' homes. This industry thrives on a team building approach whereby home-based direct sales personnel can build a sales group and derive income from the cumulative sales of the group in addition to their individual earnings from retail sales. In 1996, total world wide sales in the industry were estimated to be in excess of approximately $78 billion and were generated by a sales force of approximately 22 million distributors.

    The industry is built on a "direct to the customer" approach to the marketing of consumer-oriented products. Eliminating national wholesalers, regional distribution centers, retail stores and other middlemen, direct sales companies instead utilize the entrepreneurial spirit of independent home-based distributors to reach customers. Home-based direct sales personnel buy direct from the direct sales company or other direct sales personnel at wholesale, sell at retail and keep the profit for their efforts. Further earnings are available through team-building activities whereby home-based direct sales personnel can gain a percentage on all the sales made by team members under a pre-defined compensation program.

    Direct sales companies benefit by being able to operate a low overhead, high sales volume business with less staff, premises and marketing costs. Home-based direct sales personnel benefit by being able to build an ongoing business with little or no inventory, minimal start-up costs and expanded income through team building. Although many home-based direct sales personnel are able to generate a full-time income from their marketing activities, the vast majority are part-time marketers who use their energy and contacts to build a second income to supplement their primary source of income.

    The Company markets its products to three broad categories of companies in the direct sales industry:

    TRADITIONAL DIRECT SALES COMPANIES. Their prime focus is to make retail sales on a one-to-one basis. Avon Products is an example of a traditional direct sales company.

    PARTY PLAN COMPANIES. These companies depend on sales "parties" where guests are invited to a home setting by a "host" or "hostess." The "host" or "hostess" is then given an opportunity to demonstrate the Company's products and take orders from customers. Companies in this group, such as Tupperware, accounted for over 26% of direct sales industry sales in the U.S. in 1994.

    NETWORK MARKETING COMPANIES. This industry sector thrives on the team-building element of sales whereby each home-based direct sales person can build his/her own sales group and derive income from the cumulative sales of the group in addition to their individual earnings from retail sales. Herbalife and Amway are examples of network marketing companies.

    The Company believes that there is a large potential for future growth in the direct sales industry in continental Europe, Latin America, and Pacific Rim and that due to the dramatic growth, many companies are experiencing dramatic growth overseas. The Direct Selling Association estimates that since 1991, total worldwide sales by direct sales companies have grown from approximately $48 billion to approximately $78 billion in 1996 while the worldwide sales force increased from approximately 11 million people in 1991 to over 22 million people in 1996. According to an industry analysis compiled by J.P. Morgan Securities Inc., the worldwide direct sales market is expected to grow at an annual rate of 10% through the year 2000 while the number of worldwide direct sales representatives is expected to grow at an annual rate of 13% during the same period.

BUSINESS STRATEGY

    The Company's business objective is to take advantage of the rapid growth in the direct sales industry and expand its position as a leading provider of specialized software to such industry. In order to achieve this goal, the Company's growth strategy includes the following elements:

    - DIRECTLY ACCESS HOME-BASED DIRECT SALES PERSONNEL THROUGH THE INTRODUCTION OF INTERNET-BASED PRODUCTS. While direct sales companies will remain the Company's core customer base, the Company believes that the large number of individual home-based direct sales personnel of these direct sales companies present a large and growing potential market for direct sales software products such as the Company's NOW! product.

    - INCREASE MARKET PENETRATION OF CORE PRODUCTS. The Company believes that its current base of direct sales company clients represents only a small portion of the total number of direct sales companies that are potential users of SUMMIT V and the Company's other core products. Upon completion of this Offering, the Company will attempt to increase the market penetration of SUMMIT V through more aggressive marketing and promotional efforts and by continuing to modify and improve SUMMIT V and other products to meet the changing needs of direct sales company clients. The Company expects that future generations of SUMMIT V will include multi-platform database support, an e-commerce enabled server, support for existing communications standards, and other advanced features. In addition, the Company is in the process of creating an application program interface that would enable the NOW! product to be used by direct sales companies and their home-based personnel regardless of whether the company in question utilizes the SUMMIT V system or any other software products of the Company.

    - LEVERAGE EXISTING CUSTOMER BASE TO INCREASE REVENUES. The Company believes that its relationships with its corporate direct sales clients provides a unique opportunity for the Company to generate revenues from the cross-selling and marketing of additional products and services by the Company and others to the home-based personnel of its direct sales clients. For example, the Company has entered into contracts with both MCI and Earthlink pursuant to which the Company will receive a referral fee for NOW! users that subscribe for Internet access with such providers through the NOW! product. In addition, given the large number of credit card transactions handled by the Company's direct sales clients, an opportunity may exist for the Company to offer credit card processing services for which the Company would receive processing fees.

    - EXPAND GEOGRAPHIC MARKET PENETRATION. The Company believes that international markets provide significant opportunity for the Company to increase sales of its products and the Company is making a concerted effort to expand its international operations. Given the rapid growth of the direct sales industry throughout the world, and especially in the countries of the Pacific Rim, Southeast Asia and Latin America, the Company intends to expand its geographic presence by expanding the focus of its sales efforts to these expanding international markets as well as the U.S. market. The Company currently operates a European office in the United Kingdom and intends to open an office in the Far East to serve the Pacific Rim market. The Company expects to be able to meet much of its staffing needs for these branch offices through a combination of existing personnel and locally hired professionals.

PRODUCTS AND SERVICES

    NOW! The Company has recently completed the development and testing and has begun the marketing of NOW!, a Windows-based software program that together with Jenkon's SUMMIT V management information system provides home-based direct sales personnel with immediate access to the real-time sales information they need to manage their business over the Internet.

    Utilizing the power of the Internet NOW! provides home-based direct sales personnel with the ability to:

    - View their entire downline organizations and analyze critical downline performance information such as personal sales volumes, group sales volumes, and new recruits

    - Place orders online without assistance from corporate personnel

    - Obtain the status of various orders

    - View current inventory information

    - View or listen to corporate announcements and training video/audio broadcasts from the home office

    - View a detailed explanation of their commissions earned to date

    In addition to the benefits afforded to home-based direct sales personnel, the Company believes that NOW! can serve to increase the efficiency of its corporate customers' order processing while reducing transaction costs by reducing the volume of labor-intensive paperwork and related costs associated with distributor inquiries and processing of fax and telephonic orders. Moreover, the NOW! product is scalable and can be added to a client's system on a modular basis so that the software system can grow as the needs and size of the client's business expand.

    NOW! has been developed to address the varying information needs and levels of sophistication among computer users. For novice computer users NOW! Online is simply an interactive Internet WEB system that allows access to all necessary sales information online using standard WEB browser software. NOW! Online is also compatible with Microsoft's WEB TV to provide easy Internet access to valuable sales information using the home television. For the more technically proficient home-based direct sales personnel the NOW! CD-ROM is available which includes a Personal Information Manger (PIM) and the ability to download information from the Internet onto a personal computer to assist in the creation of a personalized management reports.

    SUMMIT V. SUMMIT V is a management information system for direct sales companies that is designed to provide such companies easy access to the information necessary for the successful operation and management of their business.

    The range of information SUMMIT V can generate for clients includes:

    - Operational information such as sales order processing, sales organization tracking and maintenance, commission processing, credit card checking, inventory control

    - Management information such as activity analysis and growth analysis

    - Financial information such as daily statistics, event analysis and sales volume

    To maximize client loyalty and retention, and to establish and maintain a reputation that will attract new clients, Jenkon offers annual support and maintenance contracts whereby purchasers of the service can obtain technical customer support service. Jenkon technical personnel are available 24 hours a day, 7 days a week, to assist clients in solving problems with the system at any time (which in the vast majority of cases can be provided on the spot by voice or, if necessary, via a telephone modem). In addition, the Company offers training on an ongoing basis to maintain quality control with respect to the operation of the system, particularly in the case of customized systems.

    TOUCHTALK. TOUCHTALK is a stand-alone software product that operates with SUMMIT V. Once connected to both a phone system (or lines) and a computer, TOUCHTALK works 24 hours each day to handle phone calls by home-based direct sales personnel. By selecting a menu option with a touch tone key, each home-based sales person can place orders, make inquiries, hear training messages, or leave messages for their downline direct sales personnel.

    The Company believes that the key attractions of the TOUCHTALK software are that it facilitates around-the-clock operation and helps reduce operating overhead for direct sales companies.

OTHER SERVICES

    CUSTOM PROGRAMMING. The unique compensation programs of direct sales companies of various kinds have established the need for the Company to customize SUMMIT V for its customers, which provides an additional source of potential revenue for the Company. In addition, due to the changing nature of compensation plans, the international and organization-by-organization differences between direct sales companies are expected to increase the need for customization. Moreover, because it is customary in the direct sales industry for clients to regularly revise their compensation plans and structures in order to provide incentives to sale personnel, the Company generates additional revenue for customizations and modifications even after the initial installation of the product has been completed.

    ANNUAL SUPPORT AGREEMENTS. In order for clients to have access to Jenkon's support services, it is necessary for the client to purchase an Annual Support Agreement. Such support agreements typically provide for annual fees equal to 15% of the cost of the system. There are many benefits for the customer to do this, including 24 hour-7 days a week support, and reduced rate for services.

TECHNOLOGY

    Similar to many other business packages, SUMMIT V utilizes various technologies provided by other suppliers. These include operating systems, relational database software, and PC/Client software. In addition, SUMMIT V was built using advanced engineering tools, some of which are required to be installed on each client computer for SUMMIT V to operate.

    OPERATING SYSTEMS. SUMMIT V currently operates within the UNIX and Microsoft Windows/NT operating systems. UNIX is the current platform of choice due to its ability to support large companies and the massive volumes of data they must process. Jenkon installs all small systems (under 20 workstations) using Windows NT. SUMMIT V is currently compatible with Windows NT running the Ardent Software, Inc. (formerly Unidata) relational database software.

    RELATIONAL DATABASE SOFTWARE. Like other software, relational database technology has also evolved considerably in recent years and now imposes "standards" which, if followed, allow business software programs to exchange data and even "talk" to each other. SUMMIT V utilizes relational database software products of Ardent Software, Inc. Ardent products comply with industry standards (ANSI) and are capable of seamlessly communicating with many other commonly used database systems such as Oracle, Informix, Sybase, and Microsoft Access. This provides Jenkon with the ability to interface products written in these other environments into SUMMIT V, if desired. It also allows customers to use SUMMIT V in similar fashion to other database software they are accustomed to using for reports and inquiries.

    The Company has entered into a reseller agreement with a predecessor to Ardent Software, Inc. granting the Company the right to utilize Ardent software in its SUMMIT V software. The Company is in the process of negotiating a renewal of the reseller agreement. To the extent that Ardent elects to terminate or not renew the Company's license or change its pricing structures in a manner that is unfavorable to the Company, the Company may be materially adversely affected.

    FOURTH GENERATION LANGUAGE. Today, software engineers often use computers to design and build programs much like a word processor creates a publication quality document. Programmers now show the computer what they want by "painting" input screens and reports on their workstations, then ask the computer to create the actual programs. This method of software development creates a much more reliable and consistently coded package which is later easier and less expensive to support. The Fourth Generation Language which does this is called System Builder Plus ( "SB+"). SUMMIT V was created with SB+, which is owned by Ardent Software, Inc.

    SB+ has recently provided the capabilities to provide graphically designed screens to better comply with Windows standards. Jenkon has developed a version of SUMMIT V which takes advantage of this new capability. The Company believes this newer look and feel could result in relatively greater market demand for SUMMIT V.

    PC/CLIENT SOFTWARE. Connecting a PC computer to a UNIX server requires a software program which runs on the PC to manage the connection, the data, and the software interface. SUMMIT V utilizes a PC software package called SBClient which is designed to work in harmony with SB+ based applications. SBClient allows PC networks to access SUMMIT V at high speed. It also provides the GUI (graphical user interface) capabilities.

    SUMMIT V can also be accessed by Macintosh computer workstations using one of several terminal emulation programs available. In addition, for computer users who would prefer to avoid the expense of PC workstations, SUMMIT V can also be accessed by "dumb" workstations costing as little as $300 each.

    INTERNET TECHNOLOGY. The NOW! technology provides for multiple heterogeneous devices to connect simultaneously and in parallel via the Internet. Utilizing the industry standard Internet TCP/IP (Transmission Control Protocol/Internet Protocol) through an extended HTML (HyperText Markup Language), a connection by browsers, web pages, CD-ROMS, or any other 'Internet aware' device can be achieved.

    The NOW! system is completely proprietary as it requires an interface with SUMMIT V to be fully functional with real-time information. This interface is an Application Programming Interface (API) which provides significant time and cost savings by enabling the reuse of a reliable software interface each time a new customer or product is connected to SUMMIT V. The API technology is used both internally, to interface new features developed by Jenkon, as well as being positioned as a development kit which may be purchased by customers for their own integration into the otherwise proprietary environment.

CUSTOMERS

    Jenkon currently has software systems installed in over 25 countries including the United States and Canada. The smallest of these are "3-User" systems, mainly for the new start up customer with a limited budget. Other than size constraints imposed by the client's hardware systems, the Company does not believe there is an upper limit to the number of users on a Jenkon software system, with large companies like Shaklee having a large number of ports on their mainframe.

    The profile of a Jenkon customer ranges from the household names like Avon Products or Shaklee to the individual starting his or her own direct sales company.

    Although no customer accounted for more than 10% of the Company's net sales during the nine months exceed March 31, 1998, for the fiscal year ended June 30, 1997, Shaklee and Morinda accounted for approximately 23% and 11%, respectively, of the Company's net sales. Similar or greater concentration of its net sales among a limited number of customers may occur in the future. In such event, any material decrease in net sales to any one of the Company's largest customers that is not matched by corresponding increases in net sales to new or existing customers could have a material adverse effect on the Company's financial condition and results of operations and could affect its economic viability. There can be no assurance that the Company will receive orders from any existing customers or from new customers.

SALES AND MARKETING

    SALES. Industry sources estimate that there are in excess of 5,000 direct sales companies globally. Moreover, there is a constant turnover of such companies as existing companies leave the market and new direct sales companies are formed. The profiles of these companies range between well known names, such as Amway and Avon Products to new start-up operations. In most cases, a prospective client will be "qualified" prior to any selling activity to ensure that the correct range of products and services are offered to meet the clients requirements, both in terms of functionality and budget. This process will typically be carried out on the telephone by a salesperson, with the assistance of a technician, if necessary, to advise on operational issues and marketing plan requirements.

    The Company sells its products and services to the customer by its direct sales force based in the United States and Europe. Due to the global nature of the Company's clients, extensive travel is often necessary in order to negotiate and conclude sales. On-site visits will often entail a preliminary "site-study" to clearly identify the type of system needed for the prospect, and a technician will accompany the salesperson if required.

    It is expected that Jenkon will supply NOW! software to the home-based direct sales personnel of the Company's corporate customers. Such sales are expected to be made to home-based direct sales personnel in cooperation with corporate customers. Pricing of the NOW! product will vary depending on whether corporate customers elect to receive a percentage of the sales price as a fee. The Company will attempt to contract with its corporate customers to include a copy of NOW! in each kit provided to home-based direct sales personnel and promote the package to their downline organization. The Company expects each NOW! product package will be private labeled with the customer's logo and name. The software will be personalized to each customer with a corporate "splash" screen (welcome).

    MARKETING. While traditionally pricing its products so as to target larger companies, the Company has recently begun to target a broader spectrum of smaller companies in the belief that, given the rate of industry growth, this strategy may help the Company retain its position as an industry leader and to develop profitable long-term relationships with these companies.

    The Company's marketing operations include production of DIRECT SELLING TODAY, a quarterly
Newsletter distributed to over 1,000 industry leaders and contacts; organizing trade shows; working with consulting companies and individual consultants to consolidate working relationships and pave the way for the sales process to begin; and advertisements in trade publications together with other public relations activity.

    Market research is also carried out to assess the relative strengths and weaknesses of Jenkon's products and services compared to its competition. The Company's marketing group is responsible for identifying new opportunities within Jenkon's existing target market and works closely with the Company's research and development group.

COMPETITION

    The software industry is highly competitive and is characterized by rapid technological change, rapidly changing customer preferences and little or no barriers to entry. There are several businesses, some of which may be better capitalized than the Company, currently offering software similar in type or scope to the Company's. The Company believes that the primary competitive factors for the provision of its software are price, technical expertise and quality, ease of use, variety of value-added services, reliability and security, customer support and geographic coverage. The Company's success will depend heavily upon its ability to provide high quality software and value-added services. Other factors that will affect the Company's success in this market include the Company's continued ability to attract additional experienced marketing, sales, and management talent, and the expansion of worldwide support, training and service capabilities.

    The Company's current and prospective competitors generally consist of other independent software providers such as Globenet and 20/21 Interactive. The Company believes that additional competitors, which may include consumer software or other companies, may potentially enter the direct sales market. In addition, the Company may face potential competition from some of the larger direct sales companies that have developed their own in-house systems that could be adapted for sale to other direct sales companies. Some or all of the Company's actual and potential competitors may have greater market presence, engineering, customer support and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can the Company.

    Because price is a major competitive factor in the market for the Company's products, if any of the Company's present or future competitors elect to initiate and support prolonged price competition to gain market share, the Company likely would be forced to lower its prices, possibly for a protracted period, which would have a material adverse effect on its financial condition and results of operations and could threaten its economic viability.

PROPERTIES

    The Company leases approximately 17,000 square feet of space in the Vancouver, Washington area and approximately 800 square feet of office space in Redditch, England.

EMPLOYEES

    As of May 31, 1998, the Company has approximately 77 employees in Vancouver, Washington, and four in Redditch, England. None of the employees are represented by a labor union, and the Company considers its relations with employees to be good.

INTELLECTUAL PROPERTY

    The Company relies on a combination of trade secrets laws and contractual restrictions to establish and protect its technology. Although the Company is in the processing of registering certain trademarks, the Company does not currently have any registered patents, copyrights or trademarks. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, there can be no assurance that licenses for any intellectual property that may be required for the Company to provide services or develop products would be available on reasonable terms, if at all.

    The Company has not historically required trade secrecy and confidentiality agreements to be executed by its employees or, in some instances, independent software developers in order to protect its rights in its proprietary technology. The Company is in the process of requiring employees and contractors to execute such agreements. No assurance can be given that such measures will be effective in protecting the Company's rights in its present or future technology.

    The Company has filed federal trademark registrations for the product names "Summit V," "TouchTalk" and NOW! as well as for "Jenkon." There can be no assurance that tradename protection can be obtained for such names. Although the Company does not believe that its products or tradenames infringe upon the proprietary rights of any third parties and no third parties have asserted trademark, patent, or copyright infringement or other similar claims against the Company, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to sell product in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition or results of operations.

    The laws of certain foreign countries where the Company distributes or intends to distribute its products do not effectively protect technology, trademarks or tradenames that the Company uses in its business and considers proprietary. The Company has not undertaken to investigate such laws or to assure that available protection is obtained.

LEGAL PROCEEDINGS

    The Company has acquired from Redwood Technology a license to utilize certain Ardent Software, Inc. products incorporated into the SUMMIT V software in connection with sales in certain portions of Asia, including China. The grant of the license by Unidata, Inc., a predecessor of Ardent Software, Inc., to Redwood Technology and the sublicense by Redwood Technology to Avon Products, a New York corporation, have been challenged in a lawsuit by the Asia licensee of Unidata, Inc. as violating the terms of such licensee's agreement with Unidata. Although Unidata, Inc. and Redwood Technology are the primary defendants in the litigation, if the Company is required to devote significant resources to protect its interests and the interests of its sublicensees in Asia, the Company's financial condition and results of operations could be materially adversely affected. Moreover, in the event that a court rules that the Company's license of the Unidata, Inc. software is invalid, the Company's ability to expand its sales into China will be materially adversely affected.

    In July 1995, Summit V, Inc. purchased and/or licensed substantially all of the assets and assumed certain liabilities of Redwood Technology, the developer of certain of the Company's software technology. See "Certain Transactions." Because Redwood Technology may be deemed to have been rendered insolvent by the sale and license of certain of its assets to Summit V, Inc. and because of the commonality of ownership and management of Redwood Technology and Summit V, Inc., the Company is or may be subject to claims by unsatisfied creditors of Redwood Technology challenging the Company's rights to the acquired assets (including the SUMMIT V software technology) or alleging successor liability or other similar claims. Whether or not litigation ensues, such claims could result in a disruption of the Company's business which would have material adverse effect on the Company and its financial performance. In addition, the Company will likely be subject to claims arising from tax liens in the amount of approximately $250,000 recorded against the assets of Redwood Technology with respect to the unpaid employer portion of payroll taxes. The Company intends to use a portion of the proceeds of this Offering to settle certain obligations of Redwood Technology. In the event that the Company were required to pay all or a significant portion of the claims of creditors or tax liens of Redwood Technology, the Company's business and financial conditions and its ability to achieve its business plan would be materially and adversely affected. See "Certain Transactions" and "Risk Factors."

    On April 24, 1998, Jenkon was notified of the initiation of an avoidance action in a Chapter 7 bankruptcy proceeding in the U.S. Bankruptcy Court for the District of Utah (Central Division). The action was brought by the bankruptcy trustee of a former customer to recover an alleged preferential transfer of $25,384.70 made to Jenkon within 90 days prior to the commencement of the Chapter 7 bankruptcy proceedings. The bankruptcy trustee is seeking recovery of the complete amount of the alleged preferential transfer plus interest and costs of the proceeding. The Company does not believe that this action will have a material adverse effect on the Company, its business or financial condition, results of operations or cash flow.

    In the ordinary course of business, the Company is subject to various legal proceedings and claims. In the opinion of management, the amount of ultimate liability with respect to these proceedings will not materially affect the financial position, results of operations or cash flow of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of the Company are as follows:

NAME                                        AGE                          POSITION
--------------------------------------      ---      ------------------------------------------------
David Edwards.........................          46   President, Chief Executive Officer and Chairman
                                                       of the Board
Jim Thompson..........................          35   Technology Officer
Steve McKeag..........................          34   Chief Financial Officer
Robert Cavitt(1)......................          35   Executive Vice President of Sales and Marketing
                                                       and Director
Greg Fink.............................          35   Senior Vice President of Sales
Dan Jensen............................          45   Director

------------------------

(1) Not currently a director of the Company but is expected to be appointed as a director of the Company upon completion of the Offering.

    Within 90 days of the completion of the Offering, the Company intends to identify and elect two independent directors.

    DAVID EDWARDS is a founder of the Company and has served as the President, Chief Executive Officer and a director of the Company since its inception and as Chairman of the Board of Directors since November 1997. Prior to founding the Company, Mr. Edwards served as the Chief Executive Officer of Redwood Technology, the previous owner of certain of the Company's current assets, from 1991 through 1995.

    JIM THOMPSON joined the Company in November 1996 as the director of product development and has served as the Chief Technology Officer since April 1997. From April 1995 to November 1996, Mr. Thompson served as Manager of Data and Messaging Services Business Development for TMI Communications, a leader in geostationary satellite and terrestrially integrated telephony services. From August 1992 to April 1995, Mr. Thompson served as a senior software manager for Orbital Sciences Corporation. Mr. Thompson received a B.S. in Computer Sciences from the University of Ottawa.

    STEVE MCKEAG joined the Company in November 1996 as Chief Financial Officer. From September 1995 until November 1996, he worked as an investment banker for The Boston Group, L.P. and from January 1993 to September 1995 Mr. McKeag worked as an investment banker for Cruttenden Roth, Inc. From January 1987 to January 1993 Mr. McKeag worked as a licensed certified public accountant in California. Mr. McKeag received a B.A. in business administration from California State University at Fullerton and a J.D. from Loyola Law School.

    ROBERT CAVITT has worked for the Company since it commenced operations in July 1995 and has served as Executive Vice President of Sales since September 1997. From 1988 to 1995, Mr. Cavitt worked for Redwood Technology in sales and operations. Mr. Cavitt has over 11 years of industry experience in sales and implementation of corporate operating and information systems.

    GREG FINK has worked for the Company since it commenced operations in July 1995 and has served as Senior Vice President of Sales since September 1997. Previously, Mr. Fink worked for Redwood Technology in sales and operations for 13 years.

    DAN JENSEN is a founder of the Company, has served as a director of the Company since its inception and served as the Company's Chairman of the Board until November 1997. Prior to founding the Company, Mr. Jensen was one of the founders of Redwood Technology where he served as Chairman of the Board from inception through June 1995 and as its President and Chief Executive Officer from inception to November 1991.

BOARD OF DIRECTORS AND COMMITTEES

    Members of the Company's Board of Directors serve until the next annual meeting of stockholders and the election and qualification of their successors. The business of the Company's Board of Directors is conducted through full meetings of the Board, as well as through meetings of its committees. Within 90 days of completion of the Offering, the Company will establish an audit committee, a majority of the members of which shall be independent directors. The Audit Committee will make recommendations to the Board of Directors regarding the selection of the Company's independent auditors, review the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's audit and control functions.

COMPENSATION OF BOARD OF DIRECTORS

    Directors previously have received no cash compensation for serving on the Board of Directors. Beginning upon completion of this Offering, the Company will began paying fees to its non-employee directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Company will pay each non-employee director a fee of $1,000, per board meeting attended plus expenses of attending such meetings.

    In addition, the Company intends to grant each independent non-employee director an option to purchase an aggregate of 15,000 shares of Common Stock upon appointment of such director. The exercise price of such options shall be the fair market value of a share of Common Stock on the date of grant. Each such option shall become exercisable as to one-third of the shares on the third monthly anniversary of the grant date, one-third on the first yearly anniversary of the grant date, and the remaining one-third on the second yearly anniversary of the grant date. The options will expire on the earlier of ten (10) years from the date of grant or three months after the optionee ceases to be a director of the Company.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation of the Chief Executive Officer and each other executive officer who received annual compensation in excess of $100,000 for the fiscal year ended June 30, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION      ALL OTHER
                                                                                         COMPENSATION
                                                                -----------------------  -------------
NAME AND PRINCIPAL POSITION                        FISCAL YEAR    SALARY       BONUS
-------------------------------------------------  -----------  ----------  -----------
David Edwards ...................................        1997   $  165,000(1)     -0-         -0-
  President, Chief Executive Officer, and
  Chairman
Dan Jensen ......................................        1997   $  165,000(1)     -0-      $   2,138(3)
  Director(2)

------------------------

(1) Perquisites and other personal benefits did not in the aggregate reach the lesser of $50,000 or 10% of the total annual salary and bonus reported in this table for any named executive officer.

(2) Mr. Jensen served as the Company's Chairman of the Board during the fiscal year ended June 30, 1997 and served as an officer of the Company in such capacity. As described in "Management--Employment and Consulting Agreements" below, Mr. Jensen resigned as the Company's Chairman of the Board in November 1997.

(3) Consists of premiums on a term life insurance policy paid for by the Company of which Mr. Jensen or his designees are beneficiaries.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Effective on the date of this Prospectus, the Company entered into four-year employment agreements with each of Messrs. Edwards and Cavitt and one-year renewable employment agreements with Messrs. McKeag and Thompson, which provide for annual base salaries of $200,000, $90,000, $150,000 and $150,000, respectively, subject to a 5% cost of living increases. Mr. Cavitt's employment agreement provides for a performance bonus based on the volume of sales generated by Mr. Cavitt. In addition, each of Messrs. Edwards, McKeag, Thompson and Cavitt will be entitled to discretionary bonuses at the election of the Board of Directors as well as other benefits and perquisites, including a minimum of four weeks annual vacation, health insurance, an automobile allowance and the payment of premiums on term life insurance policies. In the event the Company terminates the employment of any of these executive officers without "cause" as defined in their respective employment agreements, the Company will be required to make a severance payment equal to one year's base salary with respect to Messrs. Edwards, McKeag and Thompson, and $200,000 with respect to Mr. Cavitt.

    In November 1997, Dan Jensen resigned as Chairman of the Board of the Company but agreed to remain as a director of the Company. In June 1998 Mr. Jensen and the Company entered into a Consulting/Non-Compete Agreement pursuant to which Mr. Jensen agreed to provide certain consulting and software development services to the Company in exchange for the following payments and benefits: (i) $75,000 on signing, and (ii) $75,000 at the end of the three year term, (iii) $12,000 per month from the effective date of the agreement through December 31, 1998, (iv) $8,000 per month from January 1, 1999 through December 31, 1999, (v) $4,000 per month from January 1, 2000 through November 30, 2000,
(vi) reimbursement and payment of certain automobile, insurance, phone, computer and other expenses as well as an agreement by Jenkon to assume certain personal guarantees of Mr. Jensen.

STOCK OPTION PLAN

    In October 1996 the Company adopted the Jenkon International, Inc. Stock Option Plan (the "Plan"). The following summary of the Plan is qualified in its entirety by the actual Plan filed, a copy of which can be obtained from the Company upon request. See "Additional Information."

    The Plan empowers the Company to award or grant to officers, directors, outside consultants and employees of the Company and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Board of Directors or a committee of the Board of Directors (the "Committee") formed for purposes of administering the Plan.

    ADMINISTRATION. The Plan will be administered by the Board of Directors or, in the discretion of the Board of Directors, the Committee (either one being referred to herein as the "Administrator"). The Plan provides that any Committee must consist of at least two directors of the Company who are "outside directors" as defined in Treasury Regs. Section 1.162-27(e)(3) and "non-employee directors" as defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee has the sole authority to construe and interpret the Plan, to make rules and procedures relating to the implementation of the Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act.

    ELIGIBILITY CONDITIONS. All employees (including officers) and directors of the Company and its subsidiaries and outside consultants selected by the Administrator will be eligible to receive Options under the Plan. Outside consultants and non-employee directors are only eligible to receive Non-Qualified Stock Options under the Plan. The selection of recipients of, and the nature and size of, Options granted under the Plan will be solely within the discretion of the Administrator. Except with respect to the exercisability of Incentive Stock Options and as provided in the following paragraph, there is no limit on the number of shares of Common Stock or type of option in respect of which Options may be granted to or exercised by any person.

    SHARES SUBJECT TO PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Plan (the "Plan Maximum") is 1,000,000. However, options for no more than 250,000 shares may be issued to any optionee in any calendar year. For the purpose of computing the total number of shares of Common Stock available for Options under the Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options previously granted, determined at the date of grant of such Options. However, if any Options previously granted are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further grants under the Plan. The shares of Common Stock which may be issued to participants in the Plan upon exercise of an Option may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company. No fractional shares may be issued under the Plan.

    The maximum number of shares of Common Stock issuable upon the exercise of Options granted under the Plan is subject to appropriate equitable adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

    TRANSFERABILITY. No Option granted under the Plan, and no right or interest therein shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

    TERM, AMENDMENT AND TERMINATION. The Plan will terminate on October 31, 2006, except with respect to Options then outstanding. The Board of Directors of the Company may amend or terminate the Plan at any time, except that the Board of Directors may not, without approval of the stockholders of the Company, make any amendments that would (1) increase the total number of shares available for issuance (except as permitted by the Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the Plan

    INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), in an amount up to the Plan Maximum may be granted under the Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any participant in the Plan during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the
Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Administrator.

    NON-QUALIFIED STOCK OPTIONS. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Administrator shall determine.

    OPTIONS EXERCISE PRICES. The exercise price of any Option granted under the Plan shall be at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any Incentive Stock Options shall be at least 100% of the fair market value on the date of grant, except that the exercise price of any Incentive Stock Option granted to any participant in the Plan who owns in excess of 10% of the outstanding voting stock of the Company shall be 110% of the fair market value of the Common Stock on the date of grant. Fair market value per share of Common Stock shall be determined as the closing price per share on the last trading day if the Common Stock is listed on an established stock exchange or the Nasdaq National market, or as the average of the closing bid and asked prices per share if the Common Stock is quoted by the Nasdaq SmallCap Market, the Nasdaq Electronic Bulletin Board or the National Quotation Bureau pink sheets, or as the amount determined in good faith by the Administrator if the Common Stock is neither listed for trading on an exchange or quoted by the Nasdaq National Market, Nasdaq Small Cap Market, Nasdaq Electronic Bulletin Board or National Quotation Bureau pink sheets.

    EXERCISE OF OPTIONS. Each Option shall become exercisable according to the terms specified in the option agreement governing such Option. Except as provided below, no Option may be exercised unless the holder thereof remains in the continuous employ or service of the Company. No Option shall be exercisable after the earlier of ten years from the date of grant or three months after employment or service as a director or consultant of the Company or its subsidiary terminates (one year if such termination is due to the participant's death or disability). Options shall be exercisable upon the payment in full of the applicable option exercise price in cash or, if approved by the Administrator, by instruction to a broker directing the broker to sell the Common stock for which such Option is exercised and remit to the Company the aggregate exercise price of the Option or, in the discretion of the Administrator, upon such terms as the Administrator shall approve, in shares of the Common Stock then owned or purchasable by the optionee (at the fair market value thereof at exercise date). The Administrator also has discretion to extend or arrange for the extension of credit to the optionee to finance the purchase of shares on exercise.

    GRANT OF OPTION. The Company has granted Options to acquire a total of 597,234 shares of Common Stock to certain employees of the Company, including executive officers of the Company, at an exercise price equal to the fair market value per share of the Company's Common Stock at the time of grant.

    The following executive officers of the Company have received Incentive Stock Options for the number of shares of Common Stock and exercise prices per share set forth below: Jim Thompson--97,783 shares at $2.1732 per share; Steve McKeag--156,454 shares at $0.0128 per share; Robert Cavitt--156,454 shares at $2.1732 per share and 39,113 shares at $2.5567 per share; Greg Fink--78,227 shares at $2.1732 per share.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

    The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or any transaction from which the director derived an improper benefit. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

    Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

    Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Company is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

    In furtherance of the objectives of the Indemnification Provision, the Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Certificate and Bylaws (the "Indemnification Agreements"). The Company believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Company and applicable law so provides, the Indemnification Agreements provide that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Company.

    The inclusion of provisions limiting liability of the Company's officers and directors may have the effect of reducing the likelihood of derivative litigation against the officers and directors and may discourage or deter stockholders or management from bringing a lawsuit against the officers and directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Company intends to purchase a directors' and officers' liability policy insuring directors and officers of the Company effective upon the closing of this Offering.

                              CERTAIN TRANSACTIONS

1998 PRIVATE PLACEMENT

    In June 1998, the Company completed a private placement (the "1998 Private Placement") of $1,000,000 of unsecured promissory notes (the "1998 Notes") and warrants (the "1998 Warrants") to purchase an aggregate of 117,321 shares at an exercise price of $.6392 per share. Meridian Capital Group, Inc. and Trautman Kramer & Company, Incorporated acted as placement agents with respect to the 1998 Private Placement and, as a result, received (i) commissions equal to 10% of the gross proceeds sold by them, plus (ii) a non-accountable expense allowance equal to 2% of the gross proceeds sold by them.

    The 1998 Notes bear interest at an annual rate of 7% and are due and payable in full on the earlier to occur of (i) three business days following the funding date of an initial public offering by the Company, or (ii) May 31, 1999. Accrued interest is payable in arrears on the last day of each calendar quarter.

    The 1998 Warrants are not exercisable until one year from the date of grant and have a term of five years from the date of grant. Such warrants have a provision for cashless exercise pursuant to which the holder will receive upon exercise the number of shares of Common Stock otherwise issuable upon such exercise, less the number of shares of Common Stock having an aggregate current market price on the date of exercise equal to the exercise price per share multiplied by the number of shares of Common Stock for which such warrants are being exercised.

1996 PRIVATE PLACEMENT

    In September 1996, the Company completed a private placement of 1,500,000 shares of its Series A Preferred Stock which resulted in gross proceeds to the Company of $3 million and net proceeds of approximately $2.3 million (the "1996 Private Placement"). Approximately $400,000 of the proceeds of the 1996 Private Placement were used to redeem a total of 156,454 shares of Common Stock held by David Edwards and Dan Jensen at a price of $2.17 per share.

    In connection with the 1996 Private Placement, The Boston Group, L.P. ("TBG") received warrants to purchase shares of Series A Preferred Stock (the "1996 Warrants") which, upon consummation of this Offering, will convert into warrants to purchase an aggregate of 161,760 shares of Common Stock at an exercise price of $2.6845 per share. The 1996 Warrants have a provision for cashless exercise pursuant to which the holder will receive upon exercise the number of shares of Common Stock otherwise issuable upon such exercise, less the number of shares of Common Stock having an aggregate current market price on the date of exercise equal to the exercise price per share multiplied by the number of shares of Common Stock for which the 1996 Warrants are being exercised.

    Subsequent to the issuance of the 1996 Warrants, TBG transferred 1996 Warrants to purchase an aggregate of 40,439 shares of Common Stock to Anthony Soich and Steve McKeag, each of whom were employed by TBG at the time of the 1996 Private Placement. As a result of such transfers, Mr Soich currently holds 1996 Warrants to purchase 23,849 shares of Common Stock, Mr. McKeag, the Company's Chief Financial Officer, currently holds 1996 Warrants to purchase 16,590 shares of Common Stock, and TBG holds 1996 Warrants to purchase 121,321 shares of Common Stock.

TRANSACTION WITH REDWOOD TECHNOLOGIES

    Konson Gee, one of the founding stockholders of Redwood Technology, left Redwood Technology in 1994. At such time Mr. Gee held promissory notes evidencing outstanding loans to Redwood Technology that aggregated approximately $47,000 and held a note of the Company in the original principal amount of $362,914 incurred in connection with the repurchase of Mr. Gee's shares in Redwood Technology. Mr. Gee demanded payment in full of amounts due and payable under one of these notes representing loans to Redwood Technology. In January 1995, Mr. Gee notified Redwood Technology of his foreclosure. The collateral that had been granted to Mr. Gee as security for such loans included substantially all of the Company assets. Although Mr. Gee had rights to foreclose against substantially all of the assets of Redwood Technology, including software programs, Mr. Gee only foreclosed on the fixed assets and permitted Redwood Technology to retain all other assets, and to continue to supply product to new and existing customers, generally operate, and produce revenue (which was applied by Redwood Technology to outstanding debts and operating expenses) through June 30, 1995. Mr. Gee acquired the fixed assets from Redwood Technology by means of Redwood Technology voluntarily assembling and surrendering collateral to Mr. Gee in satisfaction of the $47,000 note.

    Following Mr. Gee's departure, Dan Jensen and David Edwards formed Jenkon International, Inc., a Washington corporation, whose wholly-owned subsidiary, Summit V, Inc. purchased from Mr. Gee all of the fixed assets that had belonged to Redwood Technology for approximately $47,000. The Company (through Summit V, Inc.) licensed from Redwood Technology, on a perpetual basis, including an exclusive seven-year period, all of its software programs and rights therein, including the SUMMIT V software, and granted the Company the right to purchase such software. The Company intends to exercise its purchase rights upon completion of this Offering.

    Mr. Gee had personally guaranteed $320,000 of Redwood Technology's debts and was individually liable as an officer for $280,000 of withholdings from payroll that were required to be placed in Redwood Technology's payroll tax trust account. Pursuant to the terms of the license of the SUMMIT V software, the Company agreed to assume approximately $1.4 million of liabilities of Redwood Technology as payment of the royalties due under such license. Such liabilities included loan obligations to Daniel Jensen in the amount of $18,800, and obligations to Konson Gee in the amount of $362,914 which were incurred in connection with the redemption by Redwood Technology of Mr. Gee's shares in Redwood Technology. In addition, a significant portion of the obligations assumed by the Company were personally guaranteed by Daniel Jensen and/or Mr. Gee.

    In addition, Mr. Gee was granted an option by Jenkon International, Inc., a Washington corporation, to acquire 22,351 shares of Common Stock of the Company for an aggregate price of $1,278, and exercised such option in early 1996.

    Redwood Technology's former assets comprised substantially all of the initial operating assets of the Company. Many or all of the initial management personnel of the Company had been the management personnel of Redwood Technology. Because Redwood Technology may be deemed to have been rendered insolvent by the sale and license of certain assets to Summit V, Inc., the Company is or may be subject to claims by unsatisfied creditors of Redwood Technology alleging successor liability or other similar claims. The Company believes that such claims could total as much as $350,000 plus interest and charges thereon which continue to accrue, including claims arising from tax liens in the amount of approximately $250,000 recorded against the assets of Redwood Technology with respect to the unpaid employer portion of payroll taxes. The Company intends to use a portion of the proceeds of this Offering to settle the obligations of Redwood Technology. However, there can be no assurance against claims being made that might result in the Company's rights to such assets being challenged.

    Daniel O. Jensen was a major stockholder, director and executive officer of Redwood Technology. David A. Edwards was an executive officer of Redwood Technology. Payment to or for the benefit of Redwood Technology may also further the individual interests of certain members of the Company's present management by helping such persons by limiting or eliminating their liability, or claims asserting their liability, arising from their having served Redwood Technology, in such capacities or otherwise.

OTHER TRANSACTIONS

    In the ordinary course of the Company's business, the Company has had purchase arrangements with Jentronix, an entity wholly-owned by a brother of Dan Jensen, a principal stockholder, director and former officer of the Company. Purchases from Jentronix amounted to $7,322 and $46,799 for the fiscal years ended June 30, 1997 and 1996, respectively. Purchases from Jentronix amounted to $8,138 and zero for the nine month periods ended March 31, 1997 and 1998, respectively.

    See "Management--Employment and Consulting Agreements" for a discussion of the terms of a Consulting/Non-Compete Agreement between the Company and Dan Jensen, a director and former officer of the Company.

    The Company has entered into an agreement with Anthony Soich pursuant to which the Company will pay Mr. Soich a fee of $100,000 for services rendered to the Company in connection with the Offering and an additional $25,000 in the event the Underwriters' over-allotment option is exercised.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1998, and as adjusted to reflect the sale of 1,500,000 shares of Common Stock offered by the Company and the sale of 300,000 shares of Common Stock by the Selling Stockholders offered by this Prospectus, for (i) each of the Company's directors (and director nominees), (ii) by each of the executive officers identified in the Summary Compensation Table or who have granted the Underwriters an option to acquire shares of Common Stock in order to cover over-allotments, if any, (iii) all executive officers and directors of the Company as a group and (iv) each person who beneficially owns 5% or more of the outstanding shares of Common Stock. The Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

                                                                         SHARES BENEFICIALLY OWNED(1)
                                                       ----------------------------------------------------------------
                                                         NUMBER OF
                                                       SHARES OWNED    PERCENT OWNED    SHARES TO BE     PERCENT OWNED
                                                         PRIOR TO        PRIOR TO          SOLD IN         AFTER THE
NAME AND ADDRESS(2)                                     OFFERING(1)     OFFERING(3)      OFFERING(4)      OFFERING(3)
-----------------------------------------------------  -------------  ---------------  ---------------  ---------------
David Edwards........................................       815,796          26.80           --    (1)         17.96(1)

Dan Jensen...........................................       815,796          26.80           --                17.96

Robert Cavitt........................................       195,567(4)         6.04          --                 4.13

Steve McKeag.........................................       173,044(5)         5.38          --    (1)          3.67(1)

All directors and executive officers as a group
  (6 persons)........................................     2,176,213(6)        60.65          --    (1)         42.77(1)

--------------------------

(1) Number of shares is exclusive of Common Stock issuable upon exercise of the Representatives' Warrants to be issued in connection with this Offering. Assumes no exercise of the Underwriters' over-allotment option. If such option is exercised in full, the Company will sell an additional 100,000 shares of Common Stock and certain officers of the Company will sell an additional 170,000 shares of Common Stock. In such event, upon the closing of the Offering (i) David Edwards will sell an aggregate of 150,000 shares and beneficially own 665,796 shares, or 14.65% of the Company's outstanding Common Stock, (ii) Steve McKeag will sell 20,000 shares and beneficially own 153,044 shares, or 3.24% of the Company's outstanding Common Stock, and
    (iii) all directors and executive officers as a group will beneficially own 2,006,213 shares, or 39.43% of the Company's outstanding Common Stock.

(2) Unless otherwise indicated, the business address of each of the stockholders named in this table is c/o the Company at 7600 N.E. 41st Street, Suite 350, Vancouver, Washington 98662.

(3) Percentages based on (i) 3,043,515 shares of Common Stock outstanding prior to the Offering (which total includes shares of Common Stock issuable upon conversion of the Series A Preferred Stock into Common Stock) and (ii) 4,543,515 shares of Common Stock outstanding upon completion of the Offering. Shares of Common Stock which the person has the right to acquire within 60 days of the date of this Prospectus are deemed outstanding in calculating the percentage of ownership of the persons, but not deemed outstanding as to any other person. Ownership of less than 1% of the outstanding shares of Common Stock is indicated by an asterisk.

(4) Consists of shares issuable upon currently exercisable options to purchase an aggregate of 195,567 shares of Common Stock.

(5) Consists of (i) shares issuable upon exercise of an option to purchase up to 156,454 shares of Common Stock which option may be exercised in full prior to or simultaneously with the completion of the Offering, and (ii) 16,590 shares of Common Stock that are issuable upon exercise of an outstanding warrant.

(6) Includes currently exercisable options and warrants to acquire an aggregate of 544,621 shares of Common Stock.

                              SELLING STOCKHOLDERS

    Of the shares of Common Stock offered hereby, 1,500,000 shares are being sold by the Company and 300,000 shares are being sold by the Selling Stockholders, all of which are being underwritten by the Underwriters. The Company will not receive any of the proceeds from the sale of the Selling Stockholder shares. In addition, David Edwards, an executive officer, director and principal stockholder of the Company, and Steve McKeag, an executive officer of the Company (collectively, the "Over-Allotment Stockholders"), have granted to the Underwriters a 45-day option to purchase an aggregate of 170,000 additional shares of Common Stock on the same terms as the shares sold by the Company in this Offering, solely to cover over-allotments, if any. The Company has granted to the Underwriters a 45-day option to purchase up to an aggregate of 100,000 additional shares of Common Stock on the same terms described above, solely to cover over-allotments, if any. The over-allotment option granted by the Over-Allotment Stockholders will be exercised on a pro rata basis and must be exercised in full before the over-allotment option granted by the Company may be exercised. See "Underwriting."

    In addition to the foregoing, an aggregate of 944,296 shares of Common Stock are being registered in this offering for the account of Selling Stockholders which are not being underwritten by the Underwriters. These Selling Stockholder shares may be sold by the Selling Stockholders or their respective transferees commencing on the date of this Prospectus. However, all of such shares are subject to a lock-up agreement under which the shares may not be sold or transferred without the prior written consent of the Representatives. See "Shares Eligible for Future Sale" and "Underwriting." Any sale of such shares by the Selling Stockholders or their respective transferees may depress the price of the Common Stock in any market that may develop.

    The following table sets forth certain information with respect to the Selling Stockholders for whom the Company is registering shares of Common Stock for resale to the public. The Company will not receive any of the proceeds from the sales of such shares of Common Stock. Each of the Selling Stockholders was a purchaser of Series A Preferred Stock in connection with the 1996 Private Placement and none of the Selling Stockholders listed below has had a material relationship with the Company or its predecessors or affiliates in the last three fiscal years. Other than the 300,000 Selling Stockholder shares described above, none of the Selling Stockholder shares are being underwritten by the Underwriters in connection with this Offering.

    Each of the Selling Stockholders has agreed not to sell, transfer, assign or otherwise hypothecate any of the shares of Common Stock owned by them, other than the 300,000 Selling Stockholder shares being underwritten in this Offering, for a period of 12 months following the effective date of the registration statement of which this Prospectus is a part unless such sale has been consented to in writing by the Representatives.

                                                                        SHARES BENEFICIALLY OWNED(1)
                                                        ------------------------------------------------------------
                                                          NUMBER OF                                     NUMBER OF
                                                        SHARES OWNED     NUMBER OF    SHARES TO BE    SHARES OWNED
                                                          PRIOR TO        SHARES         SOLD IN        AFTER THE
NAME OF SELLING STOCKHOLDER                              OFFERING(1)   REGISTERED(2)   OFFERING(3)     OFFERING(4)
------------------------------------------------------  -------------  -------------  -------------  ---------------
Robert and Antoinette Ahr, JTWROS.....................       20,738         20,738          5,000          15,738

Stanley S. Arkin......................................       20,738         20,738          5,000          15,738

The Jonathan Stanton Co., Inc.........................       82,954         82,954         20,000          62,954

Charles R. Buckridge, Trustee of the
  Charles R. Buckridge Revocable Trust................       41,477         41,477         10,000          31,477

Mulkey Limited Partnership............................       20,738         20,738          5,000          15,738

Robert and Thelma Gault, JTWROS.......................       41,477         41,477         10,000          31,477

Larry R. Gordon.......................................       82,954         82,954         20,000          62,954

Edward W. Jones.......................................       20,738         20,738          5,000          15,738

Gabriel Kaplan........................................       82,954         82,954         20,000          62,954

Joseph Esformes.......................................       20,738         20,738          5,000          15,738

Hazen Peter Kelley and Valerie Kelley as JTWROS.......       20,738         20,738          5,000          15,738

David B. Coward and Linda J. Coward, Trustees of the
  Coward Family Trust.................................       20,738         20,738          5,000          15,738

Dr. Leonard Makowka...................................       41,477         41,477         10,000          31,477

Steve Natale..........................................       41,477         41,477         10,000          31,477

Isaac Starkman........................................       20,738         20,738          5,000          15,738

Harvey Bibicoff.......................................       41,477         41,477         10,000          31,477

Lester C. Aroh........................................       41,477         41,477         10,000          31,477

Laura M. Durso........................................       20,738         20,738          5,000          15,738

Rudiger Dahle.........................................       41,477         41,477         10,000          31,477

Scott Barsotti, Trustee of the Scott Barsotti Family
  Trust U/A dated December 1, 1995....................       20,738         20,738          5,000          15,738

Triventures...........................................       20,738         20,738          5,000          15,738

City National Bank C/F Rotunda Productions, Inc.
  MPPP................................................       41,477         41,477         10,000          31,477

Fred Martell and Barbara Martell JTWROS...............       20,738         20,738          5,000          15,738

Robert L. La Clair....................................       20,738         20,738          5,000          15,738

Marvin H. Bluman......................................       20,738         20,738          5,000          15,738

Richard E. Eichhorn...................................       20,738         20,738          5,000          15,738

Ranjan V. Dhaduk......................................       20,738         20,738          5,000          15,738

Robert Burkhardt......................................       10,369         10,369          2,500           7,869

Peter Jessel Levay Lawrence...........................       51,846         51,846         12,500          39,346

                                                                        SHARES BENEFICIALLY OWNED(1)
                                                        ------------------------------------------------------------
                                                          NUMBER OF                                     NUMBER OF
                                                        SHARES OWNED     NUMBER OF    SHARES TO BE    SHARES OWNED
                                                          PRIOR TO        SHARES         SOLD IN        AFTER THE
NAME OF SELLING STOCKHOLDER                              OFFERING(1)   REGISTERED(2)   OFFERING(3)     OFFERING(4)
------------------------------------------------------  -------------  -------------  -------------  ---------------
Linda Wallace Pate....................................       20,738         20,738          5,000          15,738

Patrick J. Riley......................................       20,738         20,738          5,000          15,738

Vidal and Rhonda Sassoon, as Community Property.......       41,477         41,477         10,000          31,477

Leslie D. Jones.......................................       20,738         20,738          5,000          15,738

Michael Kesselbrenner.................................       10,369         10,369          2,500           7,869

Jason E. Starkman.....................................       20,738         20,738          5,000          15,738

Richard Houlihan......................................       20,738         20,738          5,000          15,738

Jeffrey C. Brenner....................................       20,738         20,738          5,000          15,738

Ronald A. Litz........................................       20,738         20,738          5,000          15,738

Chelsea Associates....................................       10,369         10,369          2,500           7,869

Robert P. Bain........................................       20,738         20,738          5,000          15,738

Vitaloon, Inc.........................................       20,738         20,738          5,000          15,738

Barbara Goldstein.....................................       20,738         20,738          5,000          15,738

------------------------

(1) The listed shares of Common Stock were issued upon the automatic conversion of 1,500,000 shares of Series A Preferred Stock into an aggregate of 1,244,296 shares of Common Stock simultaneously with the completion of the Offering.

(2) Investors in the Company's 1996 Private Placement of Series A Preferred Stock were granted piggy-back registration rights in connection with an initial public offering by the Company. However, other than the 300,000 Selling Stockholder shares being sold in the Offering, none of the listed shares may be sold, transferred or assigned during the 12 month period following the effective date of the registration statement of which this Prospectus is a part without the prior written consent of the Representatives.

(3) The Underwriters have agreed to underwrite and sell an aggregate of 300,000 of the Selling Stockholder shares in connection with the Offering.

(4) Shares may be resold by the Selling Stockholders upon expiration of 12 months from the effective date of the registration statement of which this Prospectus is a part. The Representatives may, in their discretion, release some or all of the shares from this 12 month lock-up period.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value, 1,725,000 of which have been designated Series A Preferred Stock.

    As of May 28, 1998, there were 1,799,219 shares of Common Stock outstanding held of record by eight stockholders and 1,500,000 shares of Series A Preferred Stock outstanding and held of record by 42 stockholders. Such shares of Series A Preferred Stock were originally convertible into an aggregate of 1,500,000 shares of Common Stock. However, due to the application of the anti-dilution and other adjustment provisions of the Series A Preferred Stock, the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock has been decreased from 1,500,000 shares to 1,244,296 shares of Common Stock.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, and subject to the prior distribution rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this Offering shall be fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, but without further action by the Company's stockholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Shares.

    Simultaneously with the consummation of this Offering, all 1,500,000 shares of the Company's outstanding Series A Preferred Stock will be converted into 1,244,296 shares of Common Stock and no shares of Preferred Stock of the Company remain outstanding.

WARRANTS

    See "Certain Transactions--1998 Private Placement" for a description of the 1998 Warrants.

    See "Certain Transactions--1996 Private Placement" for a description of the 1996 Warrants.

ANTI-TAKEOVER PROVISIONS

    The Company may become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

    U.S. Stock Transfer & Trust is the transfer agent and registrar for the shares of Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have outstanding an aggregate of 4,543,515 shares of Common Stock. The 1,800,000 shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates." The remaining 2,743,515 outstanding shares of Common Stock will be "restricted securities" (the "Restricted Shares") pursuant to Rule 144 promulgated under the Securities Act. Of these Restricted Shares, 944,296 shares have been registered on the account of Selling Stockholders and may be sold upon termination of any applicable lock-up arrangements described below. Upon termination of such lock-up agreements, all of the Restricted Shares subject to lock-up agreements will become eligible for sale in the public market pursuant to Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) holding restricted securities who has satisfied a one-year holding period may, commencing 90 days after the date hereof under certain circumstances, sell within any three-month period that number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. Future sales under Rule 144 or by the holders of shares registered on the account of the Selling Stockholders may have an adverse effect on the market price of the shares of Common Stock should a public market develop for such shares.

    With the exception of the 300,000 shares of Common Stock of the Selling Stockholders underwritten in this Offering, and [167,627] shares owned by non-affiliated stockholders of the Company, each officer, director and stockholder of the Company has agreed not to directly or indirectly offer, offer to sell, sell, grant an option to purchase or sell, transfer, assign, pledge, hypothecate or otherwise encumber any shares of Common Stock owned by them for a period of 12 months from the effective date of the registration statement of which this Prospectus is a part without the prior written consent of the Representatives. The Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), represented by The Seidler Companies Incorporated, Meridian Capital Group, Inc. and Trautman, Kramer & Company, Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock indicated below opposite their respective name at he public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions and that the Underwriters are committed to purchase all of such shares (other than the common stock covered by the over-allotment option as described below) of Common Stock if any are purchased.

UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
The Seidler Companies Incorporated.........................................
Meridian Capital Group, Inc................................................
Trautman, Kramer & Company, Incorporated...................................
        Total..............................................................      1,800,000
                                                                             -----------------
                                                                             -----------------

    The Company has been advised by Representatives that the Underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession of not more than $ per share and that the Underwriters and such dealers may reallow to other dealers, including the Underwriters, a discount not in excess of $ per share. After this Offering, the public offering price and concessions may be changed by the representatives. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    David Edwards and Steve McKeag (collectively, the "Over-Allotment Stockholders") and the Company have granted the Underwriters an option, exercisable in the discretion of the Representatives for a period of 45-days after the date of this Prospectus, to purchase up to an additional 170,000 shares and 100,000 shares, respectively, at the public offering price set forth on the cover page of this Prospectus. Of the over-allotment shares owned by the Over-Allotment Stockholders, Mr. Edwards owns 150,000 shares and Mr. McKeag owns the remaining 20,000 shares. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase first pro rata from the Over-Allotment Stockholders and then from the Company, an aggregate percentage of such additional shares approximately equal to the percentage of shares it was obligated to purchase from the Company pursuant to the Underwriting Agreement.

    The Company has agreed to pay the Representatives a non-accountable expense allowance of three percent of the offering proceeds, including any proceeds from the sale of shares subject to the Underwriters' over-allotment option if exercised. The Company has paid $15,000 to be applied to the non-accountable expense allowance. The Representatives' expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representatives. To the extent that no expenses of the Representative are less than the un-accountable expense allowance, the excess may be deemed to be compensation to the Representatives.

    The Company has agreed to issue to the Representatives warrants (the "Representatives' Warrants") to purchase up to 180,000 shares of Common Stock, at an exercise price per share equal to 120% of the initial public offering price per share. The Representatives' Warrants are exercisable for a period of four years, beginning one year from the date of the Registration Statement of which this Prospectus is a part and are not transferrable for a period of one year except to certain officers of the Representatives and members of the selling group and their officers and partners. In addition, the Company has granted certain rights to the holders of the Representatives warrants to register the Common Stock underlying the Representatives' Warrants, under the Securities Act.

    See "Certain Transactions" for a description of the 1998 Private Placement in which Trautman Kramer & Company, Incorporated and Meridian Capital Group, Inc. acted as placement agents. See also "Certain Transactions" for a description of certain compensation payable to Anthony Soich for services rendered in connection with this Offering.

    All the Company's officers and directors and substantially all of the other
stockholders, who in the aggregate hold    % of the shares of the Common Stock
of the Company outstanding immediately prior to the completion of this Offering, have agreed not to sell any shares of Common Stock [or other equity securities
of the Company] for   days after the date of this Prospectus (other than shares
sold acquired in the public market) without the prior written consent of the Representatives.

    The Underwriting Agreement provides that the Company and the Selling Stockholders (and the Over-Allotment Stockholders, with respect to the over-allotment option) will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof. The Company, the Selling Stockholders and the Over-Allotment Stockholders have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Prior to this Offering, there has been no trading market for the Common Stock. Accordingly, the initial public offering price has been determined among the Company and the Representatives. Among the factors considered in determining the initial public offering price were the Company's results of operations, current financial condition and products, the markets addressed by the Company's products, the Company's future prospects, the experience of its management, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company.

    The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof, copies of which are on file at the offices of the Company and the Securities and Exchange Commission, Washington, D.C. See "Additional Information."

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Troy & Gould Professional Corporation, Los Angeles, California.

                                    EXPERTS

    The consolidated balance sheets of the Company as of June 30, 1996 and June 30, 1997, and the statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended June 30, 1997, included in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth on their report thereon given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement under the Securities Act with respect to the Common Stock being offered hereby and the shares registered on behalf of the holders of Converted Shares and certain other investors in the Company. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to such registration statement, including the exhibits and schedules thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement may be accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants....................................        F-2

Consolidated Balance Sheets as of June 30, 1996 and 1997 and as of March 31, 1998
  (Unaudited).........................................................................        F-3

Consolidated Statements of Operations for the years ended June 30, 1996 and 1997 and
  for the nine month periods ended March 31, 1997 and 1998 (Unaudited)................        F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended June 30,
  1996 and 1997 and for the nine month period ended March 31, 1998 (Unaudited)........        F-6

Consolidated Statements of Cash Flows for the years ended June 30, 1996 and 1997 and
  for the Nine Month Periods ended March 31, 1997 and 1998 (Unaudited)................        F-7

Notes to Consolidated Financial Statements............................................        F-8

    The following is the form of the opinion that BDO Seidman, LLP will be in a position to issue upon completion of the reverse stock split described in Note 13(a).

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Jenkon International Inc. and Subsidiaries
Vancouver, Washington

    We have audited the accompanying consolidated balance sheets of Jenkon International, Inc. and Subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of operations, statements of stockholders' deficit and cash flows for the years ended June 30, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jenkon International, Inc. and Subsidiaries as of June 30, 1996 and 1997, and the results of its consolidated operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Los Angeles, CA
October 22, 1997, except for the reverse
stock split described in Note 13 and the
bridge loan as described in Note 14 as to
which the dates are June       , 1998
and June       , 1998.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 JUNE 30,
                                                           --------------------  MARCH 31,
                                                             1996       1997       1998
                                                           ---------  ---------  ---------
                                                                                 (UNAUDITED)
                         ASSETS

CURRENT ASSETS
  Cash and cash equivalents (Note 3).....................  $ 124,504  $ 132,736  $  83,486
  Restricted cash (Note 1)...............................     --        300,000    200,000
  Trade receivables, net of allowance for doubtful
    accounts of $176,500, $200,000 and $97,600...........    724,259    747,509  1,180,753
  Prepaid and other assets...............................    132,153     83,521    145,673
  Refundable income taxes................................     --        155,653     24,308
                                                           ---------  ---------  ---------
Total current assets.....................................    980,916  1,419,419  1,634,220

PROPERTY AND EQUIPMENT, net (Notes 2 and 3)..............    222,963  1,017,056    897,016

CAPITALIZED SOFTWARE COSTS, net of accumulated
  amortization of $215,777, $329,024 and $413,967........    452,987    339,740    254,797

OTHER ASSETS.............................................     57,355     63,156     63,166
                                                           ---------  ---------  ---------
Total assets.............................................  $1,714,221 $2,839,371 $2,849,199
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                 JUNE 30,
                                                           --------------------  MARCH 31,
                                                             1996       1997       1998
                                                           ---------  ---------  ---------
                                                                                 (UNAUDITED)
          LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable.......................................  $1,190,953 $ 692,299  $ 466,460
  Accrued wages and related taxes........................    208,450     --         --
  Accrued vacation.......................................     83,683    116,172    116,172
  Customer deposits......................................    412,954    920,925    789,075
  Other accrued liabilities..............................    224,678    598,018    738,900
  Note payable--current portion (Note 3).................     77,220    338,512    416,365
                                                           ---------  ---------  ---------
Total current liabilities................................  2,197,938  2,665,926  2,526,972

Note payable, net of current portion (Note 3)............    177,920    442,584    180,261
                                                           ---------  ---------  ---------
Total liabilities........................................  2,375,858  3,108,510  2,707,233

COMMITMENTS AND CONTINGENCIES (Notes 3, 7, 8, 11 and 14)

SERIES A, REDEEMABLE CONVERTIBLE PREFERRED STOCK, $0.001
  par value; 1,725,000 shares authorized; 1,500,000
  shares issued and outstanding..........................     --      2,310,174  2,310,174

STOCKHOLDERS' DEFICIT (Note 5)
  Common stock, $.001 par value; 20,000,000 shares
    authorized; 1,955,673 shares issued 1,799,219
    outstanding..........................................      1,956      1,956      1,956
  Additional paid-in capital.............................      6,794      6,794      6,794
  Stock subscriptions receivable (Note 6)................     (8,500)    (8,500)    (8,500)
  Foreign currency translation adjustment................      3,288    (28,092)   (28,537)
  Accumulated deficit....................................   (665,175) (2,211,471) (1,799,921)
  Treasury stock, at cost, 156,454 shares................     --       (340,000)  (340,000)
                                                           ---------  ---------  ---------
Total stockholders' deficit..............................   (661,637) (2,579,313) (2,168,208)
                                                           ---------  ---------  ---------
Total liabilities and stockholders' deficit..............  $1,714,221 $2,839,371 $2,849,199
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  NINE MONTHS ENDED
                                                        YEARS ENDED JUNE 30,          MARCH 31,
                                                       ----------------------  -----------------------
                                                          1996        1997        1997        1998
                                                       ----------  ----------  ----------  -----------
                                                                               (UNAUDITED) (UNAUDITED)
NET SALES (Note 9)
  Software license fees..............................  $1,685,208  $2,761,995  $2,016,493   $3,090,640
  Equipment, software and supplies sales.............   1,571,516   1,029,314     814,525     638,783
  Support and operations revenue.....................   3,642,509   4,688,763   3,413,679   3,318,211
                                                       ----------  ----------  ----------  -----------
Total net sales......................................   6,899,233   8,480,072   6,244,697   7,047,634
                                                       ----------  ----------  ----------  -----------
COST OF GOODS SOLD
  Cost of software license fees......................     163,233     292,831     192,754     195,720
  Cost of equipment, software and supplies sold (Note
    10)..............................................   1,025,934     781,562     682,934     372,830
  Cost of support and operations.....................   2,148,131   3,156,312   2,529,041   1,816,168
                                                       ----------  ----------  ----------  -----------
Total cost of goods sold.............................   3,337,298   4,230,705   3,404,729   2,384,718
                                                       ----------  ----------  ----------  -----------
GROSS PROFIT.........................................   3,561,935   4,249,367   2,839,968   4,662,916

OPERATING EXPENSES
  Selling and marketing..............................     764,711   1,024,716     726,380     673,711
  Product research, development and enhancements.....     433,061   1,375,452     921,302   1,175,088
  General and administration.........................   2,443,191   3,322,974   2,620,712   2,271,828
                                                       ----------  ----------  ----------  -----------
Total operating expenses.............................   3,640,963   5,723,142   4,268,394   4,120,627
                                                       ----------  ----------  ----------  -----------
INCOME (LOSS) FROM OPERATIONS........................     (79,028) (1,473,775) (1,428,426)    542,289

OTHER EXPENSE
  Interest, net......................................     (23,645)    (97,433)    (35,715)    (87,044)
  Other expense......................................     (74,252)    (63,088)   (119,918)    (28,118)
                                                       ----------  ----------  ----------  -----------
INCOME (LOSS) BEFORE INCOME TAX......................    (176,925) (1,634,296) (1,584,059)    427,127

PROVISION (BENEFIT) FOR INCOME TAX (Note 4)..........      88,000     (88,000)     --          15,577
                                                       ----------  ----------  ----------  -----------
NET INCOME (LOSS)....................................  $ (264,925) $(1,546,296) $(1,584,059)  $ 411,550
                                                       ----------  ----------  ----------  -----------
                                                       ----------  ----------  ----------  -----------
NET INCOME (LOSS) PER SHARE (Note 12)
  Basic..............................................  $     (.14) $     (.84) $     (.86)  $    0.23
  Diluted............................................  $     (.14) $     (.84) $     (.86)  $    0.12
                                                       ----------  ----------  ----------  -----------
                                                       ----------  ----------  ----------  -----------
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (Note
  12)
  Basic..............................................   1,938,915   1,838,338   1,851,376   1,799,220
  Diluted............................................   1,938,915   1,838,338   1,851,376   3,358,221

          See accompanying notes to consolidated financial statements.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
 YEARS ENDED JUNE 30, 1996 AND 1997, AND FOR THE NINE MONTH PERIOD ENDED MARCH
                              31, 1998 (UNAUDITED)

                                                                                 FOREIGN
                                COMMON STOCK       ADDITIONAL       STOCK       CURRENCY                     TREASURY STOCK
                           ----------------------    PAID-IN    SUBSCRIPTIONS  TRANSLATION  ACCUMULATED   --------------------
                            SHARES      AMOUNT       CAPITAL     RECEIVABLE    ADJUSTMENT     DEFICIT      SHARES     AMOUNT
                           ---------  -----------  -----------  -------------  -----------  ------------  ---------  ---------
BALANCE, July 1, 1995....      6,845   $   6,845    $   1,905     $  (8,500)    $  --        $ (400,250)     --      $  --
Stock for stock
  reorganization (Note
  5).....................     (6,845)     (6,845)      (1,905)       --            --            --          --         --
                           1,955,674       1,956        6,794        --            --            --          --         --
Foreign currency
  translation
  adjustment.............     --          --           --            --             3,288        --          --         --
Net loss.................     --          --           --            --            --          (264,925)     --         --
                           ---------  -----------  -----------  -------------  -----------  ------------  ---------  ---------
BALANCE, June 30, 1996...  1,955,674       1,956        6,794        (8,500)        3,288      (665,175)     --         --
Stock redemption.........     --          --           --            --            --            --         156,454   (340,000)
Increase in foreign
  currency translation
  adjustment.............     --          --           --            --           (31,380)       --          --         --
Net loss.................     --          --           --            --            --        (1,546,296)     --         --
                           ---------  -----------  -----------  -------------  -----------  ------------  ---------  ---------
BALANCE, June 30, 1997...  1,955,674       1,956        6,794        (8,500)      (28,092)   (2,211,471)    156,454   (340,000)
Foreign currency
  translation adjustment
  (unaudited)............     --          --           --            --              (445)       --          --         --
Net income (unaudited)...     --          --           --            --            --           411,550      --         --
                           ---------  -----------  -----------  -------------  -----------  ------------  ---------  ---------
BALANCE, March 31, 1998
  (unaudited)............  1,955,674   $   1,956    $   6,794     $  (8,500)    $ (28,537)   $(1,799,921)   156,454  $(340,000)
                           ---------  -----------  -----------  -------------  -----------  ------------  ---------  ---------
                           ---------  -----------  -----------  -------------  -----------  ------------  ---------  ---------


                             TOTAL
                           ----------
BALANCE, July 1, 1995....  $ (400,000)
Stock for stock
  reorganization (Note
  5).....................      (8,750)
                               (8,750)
Foreign currency
  translation
  adjustment.............       3,288
Net loss.................    (264,925)
                           ----------
BALANCE, June 30, 1996...    (661,637)
Stock redemption.........    (340,000)
Increase in foreign
  currency translation
  adjustment.............     (31,380)
Net loss.................  (1,546,296)
                           ----------
BALANCE, June 30, 1997...  (2,579,313)
Foreign currency
  translation adjustment
  (unaudited)............        (445)
Net income (unaudited)...     411,550
                           ----------
BALANCE, March 31, 1998
  (unaudited)............  $(2,168,208)
                           ----------
                           ----------

          See accompanying notes to consolidated financial statements.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       NINE MONTHS ENDED
                                             YEARS ENDED JUNE 30,          MARCH 31,
INCREASE (DECREASE) IN CASH AND CASH         ---------------------  ------------------------
EQUIVALENTS                                    1996        1997        1997         1998
-------------------------------------------  ---------  ----------  ----------  ------------
                                                                    (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)........................  $(264,925) $(1,546,296) $(1,584,059) $    411,550
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities:
      Depreciation and amortization........    166,989     314,890     244,934       288,494
      Provision for doubtful accounts......    240,908     102,142     103,081        81,328
      Foreign currency translation
        adjustment.........................      3,288     (31,380)     (7,756)         (444)
      Increase (decrease) from changes in
        operating assets and liabilities:
        Trade receivables..................   (422,227)   (125,392)   (427,215)     (514,573)
        Prepaid and other assets...........    (78,546)     48,632      47,523       (62,152)
        Refundable income taxes............     --        (155,653)    (67,653)      131,345
        Other assets.......................    (57,355)     (5,801)     (2,082)      --
        Accounts payable...................    202,522    (498,654)   (354,191)     (225,839)
        Accrued wages and related taxes....    105,558    (208,450)   (208,450)      --
        Accrued vacation...................     66,361      32,489      32,489       --
        Customer deposits..................    130,236     507,971     602,289      (131,850)
        Other accrued liabilities..........    224,678     373,339     338,417       140,882
                                             ---------  ----------  ----------  ------------
Net cash provided by (used in) operating
  activities...............................    317,487  (1,192,163) (1,282,673)      118,741
                                             ---------  ----------  ----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment.......   (144,561)   (995,736) (1,009,732)      (83,521)
CASH FLOWS FROM FINANCING ACTIVITIES
  Restricted cash..........................     --        (300,000)     --           100,000
  Borrowings on notes payable..............     --         659,996     588,922       --
  Payments on notes payable................   (334,978)   (134,039)     --          (184,470)
  Net proceeds from private placement......     --       2,310,174   2,310,174       --
  Redemption of common stock...............     --        (340,000)   (340,000)      --
                                             ---------  ----------  ----------  ------------
Net cash provided by (used in) financing
  activities...............................   (334,978)  2,196,131   2,559,096       (84,470)
                                             ---------  ----------  ----------  ------------
Net increase (decrease) in cash and cash
  equivalents..............................   (162,052)      8,232     266,691       (49,250)
                                             ---------  ----------  ----------  ------------
Cash and cash equivalents, beginning of
  year.....................................    286,556     124,504     124,504       132,736
                                             ---------  ----------  ----------  ------------
Cash and cash equivalents, end of year.....  $ 124,504  $  132,736  $  391,195  $     83,486
                                             ---------  ----------  ----------  ------------
                                             ---------  ----------  ----------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
(a) Cash paid during the year for:
        Interest...........................  $  64,372  $   70,526  $   52,895  $     82,573
        Income taxes.......................  $  --      $  155,653  $  155,653  $    --

(b) Other (See Note 5).
                                             ---------  ----------  ----------  ------------
                                             ---------  ----------  ----------  ------------

          See accompanying notes to consolidated financial statements.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. COMPANY ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Jenkon International, Inc. (a Delaware corporation) (Parent), through its wholly-owned subsidiaries, Jenkon International, Inc. (a Washington Corporation), Summit V, Inc. (the United States operating entity) and Jenkon Europe Limited (the United Kingdom operating entity), supplies software solutions to the Direct/Network Marketing industry. Jenkon International, Inc. and Subsidiaries (the "Company") has developed and markets a management information system software package called Summit V, as well as a compatible fully integrated software based voice response system called Touchtalk, that offers independent direct sales personnel the ability to access an information base of the company they represent via touch-tone telephone. In addition, the Company has developed a PC-based software package called NOW! which allows direct two-way communication between Distributors and the companies that they represent via the Internet.

    In July 1995, the Company through Summit V, Inc. purchased and/or licensed substantially all of the assets and assumed certain contractual obligations and indebtedness from Redwood Technology, Inc. (formerly known as Jenkon Data Systems, Inc.), the developer of a substantial portion of the Company's Summit V software technology. This transaction was accounted for under the concept of "entities under common control" and accordingly the historical basis of the assets acquired and liabilities assumed were recorded.

    On January 27, 1997 Jenkon Europe Limited changed its name to Jenkon International Limited.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    All liquid assets with an initial maturity of three months or less are considered to be cash equivalents for purposes of the statements of cash flows.

    At June 30, 1997 and March 31, 1998, the Company had restricted cash held as collateral for certain capital leases of $300,000 and $200,000, respectively.

CONCENTRATION OF CREDIT RISK

    The Company places its cash and temporary cash investments with high credit worthy institutions. At June 30, 1997, the Company had a $300,000 certificate of deposit at a bank, which served as collateral for certain capital leases. At March 31, 1998, the Company had a $200,000 certificate of deposit at the same bank which served as collateral for the same capital leases.

    The Company sells its products and services primarily to customers in the Direct/Network Marketing Industry throughout the world. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. The allowance for doubtful accounts receivable is based upon the expected collectibility of all accounts receivable.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. COMPANY ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, which range from 3-7 years.

    Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated life of the asset or the remaining term of the lease.

CAPITALIZED SOFTWARE COSTS

    Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred (and recorded as "Product research, development and enhancements expense" in the consolidated statements of operations) until technological feasibility has been established. Technological feasibility is established upon completion of a detail program design or working model. Thereafter, all software production costs are capitalized and reported at the lower of unamortized cost or net realizable value until the product is available for general release to customers. Capitalized software costs are amortized based on current and future expected revenue for each product subject to an annual minimum based on straight-line amortization over the remaining estimated life of the product, not to exceed 5 years.

    For the years ended June 30, 1997 and 1996, amortization of capitalized software development costs amounted to $113,247 for both periods and are included in "Cost of software license fees" in the consolidated statements of operations. For the nine months ended March 31, 1998 and 1997, amortization of capitalized software development costs amounted to $84,935 for both periods.

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of Jenkon Europe Limited, where the functional currency is the British pound, are translated at the current exchange rate at the balance sheet date. Income and expenses are translated at the average exchange rate in effect during the year or period. Resulting translation adjustments are accumulated as a separate component of stockholders' equity (deficit).

    Realized gains and losses related to other foreign currency transactions are reported as income or expense in the current year. Such gains or losses were not material for the years ended June 30, 1997 and 1996, and for the nine months ended March 31, 1998 and 1997.

REVENUE RECOGNITION

    SOFTWARE LICENSE FEES

    The Company has established its revenue recognition policy in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 91-1 "Software Revenue Recognition." Revenue from the sale of internally-developed software and turnkey systems are recognized upon delivery, provided that no significant obligations remain and collection of the related receivable is deemed probable.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. COMPANY ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) EQUIPMENT, SOFTWARE AND SUPPLIES SALES

    Revenues from third-party hardware, software and supplies are separately stated in contracts for the license of the Company's software products, and are recognized when the related hardware, software and supplies are delivered to the customer.

    SUPPORT AND OPERATIONS REVENUE

    Support and operations revenue includes software and hardware maintenance contracts and service revenues.

    Maintenance contracts for hardware outside of the original manufacturer's warranty are written between the customer and the Company and are priced at market rates. The Company then sub-contracts with a third-party vendor specializing in on-site hardware maintenance for the same coverage as the Company has contracted with its customers. Revenues and the corresponding third-party contract expenses are recognized ratably over the contractual period (usually one year). Revenues resulting from Company personnel providing installation, training, custom modification programming, and network consulting services are recorded as "Service revenue" and are recognized as the services are provided. These services are not essential to the functionality of any other element of the transaction.

    DISCOUNTS, RETURNS AND EXCHANGES

    Discounts are determined at the time the contract is signed. Any cost associated with returns and exchanges are insignificant and are recorded as incurred. The Company provides no warranties which are not supported by third-party contracts or software support contracts. Discounts are applied against the appropriate revenue account.

    DEFERRED REVENUE

    Customer deposits received for software license fees, equipment or services in advance are considered deferred revenue and are included in the consolidated balance sheets under the caption "Customer deposits." The deferred revenue is recognized as revenue upon delivery or as services are provided.

FEDERAL INCOME TAXES

    Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

    State income taxes are not significant as the Company operates primarily in the State of Washington, where corporate income tax is not assessed.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. COMPANY ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The interim financial statements for the nine months ended March 31, 1997 and 1998 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of the interim period. The results of operations for the nine months ended March 31, 1998 are not necessarily indicative of the results for the entire year.

EMPLOYEE STOCK COMPENSATION

    The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), as of January 1, 1996, which establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS No. 123, the Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in APB 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

    Also, in accordance with SFAS No. 123, the Company has provided footnote disclosure with respect to stock-based employee compensation. The cost of stock-based employee compensation is measured at the grant date on the value of the award and is recognized over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

EARNINGS PER SHARE

    The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128) during 1998. SFAS No. 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible debentures. All prior period weighted average and per share information had no effect on the amounts presented in accordance with SFAS No. 128.

NEW ACCOUNTING PRONOUNCEMENTS

    DISCLOSURE ABOUT CAPITAL STRUCTURE

    Statement of Financial Accounting Standards No. 129 "Disclosure of Information about Capital Structure" (SFAS No. 129) issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by SFAS No. 129. The Company adopted SFAS No. 129 on December 15, 1997 and it had no effect on its financial position or results of operations.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. COMPANY ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE INCOME

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has not determined the effect on its financial position or results of operations, if any, from the adoption of this statement.

    SEGMENT INFORMATION

    Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its results of operations.

    SOFTWARE REVENUE RECOGNITION

    Statement of Position 97-2, "Software Revenue Recognition", ("SOP 97-2") issued by the AICPA is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 supersedes SOP 91-1 regarding software revenue recognition. SOP 97-2 establishes standards which require a company to recognize revenue when (i) persuasive evidence of an arrangement exits, (ii) delivery has occurred, (iii) the vendor's fee is fixed or determinable, and (iv) collectability is probable. The SOP also discusses the revenue recognition criteria for multiple element contracts and allocation of the fee to various elements based on vendor-specific objective evidence of fair value. The Company does not expect adoption of this SOP to have a material effect on its financial statements.

2. PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows:

                                                  JUNE 30,
                                            --------------------  MARCH 31,
                                              1996       1997       1998
                                            ---------  ---------  ---------
                                                                  (UNAUDITED)
Furniture and fixtures....................  $   8,943  $ 100,904  $ 100,890
Computer systems and related equipment....    269,988  1,059,522  1,143,176
Vehicles..................................     48,809    127,900    127,781
Leasehold improvements....................     31,574     92,317     92,317
                                            ---------  ---------  ---------
                                              359,314  1,380,643  1,464,164
Accumulated depreciation..................   (136,351)  (363,587)  (567,148)
                                            ---------  ---------  ---------
Property and equipment, net...............  $ 222,963  $1,017,056 $ 897,016
                                            ---------  ---------  ---------
                                            ---------  ---------  ---------

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT (CONTINUED)
    Depreciation expense for the years ended June 30, 1996 and 1997, and for the nine month periods ended March 31, 1997 and 1998 were $53,742, $201,643, $159,999 and $203,561.

3. NOTE PAYABLE

    A summary of notes payable is as follows:

                                                     JUNE 30,
                                               --------------------   MARCH 31,
                                                 1996       1997        1998
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
Note payable to an individual with interest
  payable at 18% per year, in monthly
  installments of the greater of $10,000 or
  the individual monthly compensation of the
  two major shareholders and secured by their
  shares in the Company. The noteholder also
  receives monthly payments equal to 1% of
  the Company's gross margin until fully
  paid.......................................  $ 255,140  $ 235,494   $ 201,756

Note payable to a company for purchase of
  fixed assets, payable in monthly
  installments of $768, including interest at
  8.9%, collateralized by the related
  asset......................................     --         31,950      26,268
Note payable to a company for purchase of
  fixed assets, payable in monthly
  installments of $491, including interest at
  11.3%, collateralized by the related
  asset......................................     --         19,538      16,660

Note payable to a company for purchase of
  fixed assets, payable in monthly
  installments of $16,747, including interest
  at 7.98%, collateralized by the fixed
  assets and a Certificate of Deposit in the
  amount of $300,000 at June 30, 1997 and
  $200,000 at March 31, 1998.................     --        440,361     312,644
Note payable to a company for purchase of
  fixed assets, payable in monthly
  installments of $1,930, including interest
  at 8.20%, collateralized by the fixed
  assets and the same Certificate of Deposit
  in the amount of $300,000 at June 30, 1997
  and $200,000 at March 31, 1998.............     --         53,753      39,298
                                               ---------  ---------  -----------
                                                 255,140    781,096     596,626
Less current portion.........................     77,220    338,512     416,365
                                               ---------  ---------  -----------
                                               $ 177,920  $ 442,584   $ 180,261
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

3. NOTE PAYABLE (CONTINUED)
    Aggregate maturities of long-term debt in the next five years at June 30, 1997 are as follows:

YEAR                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $  319,994
2000..............................................................................     106,063
2001..............................................................................      14,054
2002..............................................................................       2,473
                                                                                    ----------
                                                                                    $  442,584
                                                                                    ----------
                                                                                    ----------

4. INCOME TAXES

    The provision for income taxes in the consolidated statement of operations represents current U.S. federal income tax. State income taxes are not included as the Company operates primarily in the State of Washington, where corporate income tax is not assessed.

    The provision for income taxes differs from the expected statutory federal income taxes as follows:

                                                            NINE MONTHS ENDED
                                   YEARS ENDED JUNE 30,         MARCH 31,
                                   --------------------  ------------------------
                                     1996       1997        1997         1998
                                   ---------  ---------  -----------  -----------
                                                         (UNAUDITED)  (UNAUDITED)
Provision (benefit) at the
  federal statutory rate.........  $ (51,000) $(508,000)  $(520,000)   $ 180,000
Permanent differences............     26,000     25,000      19,000        1,577
Valuation allowance on net
  deferred tax assets............    113,000    395,000     501,000     (166,000)
                                   ---------  ---------  -----------  -----------
Provision (benefit) for income
  tax............................  $  88,000  $ (88,000)  $  --        $  15,577
                                   ---------  ---------  -----------  -----------
                                   ---------  ---------  -----------  -----------

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

4. INCOME TAXES (CONTINUED)
    Temporary differences which give rise to deferred tax assets and (liabilities) were as follows:

                                                  JUNE 30,
                                            --------------------  MARCH 31,
                                              1996       1997       1998
                                            ---------  ---------  ---------
                                                                  (UNAUDITED)
Current:
  Allowance for doubtful accounts.........  $  60,000  $   8,000  $  35,000
  Accrued vacation........................     28,000     11,000     --
  Valuation allowance.....................    (88,000)   (19,000)   (35,000)
                                            ---------  ---------  ---------
                                            $  --      $  --      $  --
                                            ---------  ---------  ---------
                                            ---------  ---------  ---------
Non-current:
  Property, and equipment.................  $  (1,000) $ (16,000) $  18,000
  Amortization of intangibles.............     26,000     26,000     26,000
  Net operating loss......................     --        366,000    200,000
  Valuation allowance.....................    (25,000)  (376,000)  (244,000)
                                            ---------  ---------  ---------
                                            $  --      $  --      $  --
                                            ---------  ---------  ---------
                                            ---------  ---------  ---------

    The Company has recorded a 100% valuation allowance on the net deferred tax asset since management can not determine if it is more likely than not that the deferred tax assets will be realized.

    The Company's ability to utilize the net operating loss carryforwards is dependent upon its ability to generate taxable income in future periods which may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986. Any unused annual limitation may be carried over to future years until the net operating losses expire. Utilization of net operating losses may also be limited in any one year by alternative minimum tax rules.

    During the year ended June 30, 1997 the Company utilized its net operating loss carryback, which resulted in an income tax benefit of $88,000.

    At June 30, 1997, the Company has net loss operating carryforwards of approximately $1,077,000 which will expire in 2017.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY

    On June 27, 1996, Jenkon International, Inc. (a Delaware corporation) acquired by way of a stock-for-stock reorganization, the 8,750 issued and outstanding common stock shares of Jenkon International, Inc. (a Washington corporation) and in exchange issued 1,955,678 shares of common stock to the shareholders of Jenkon International, Inc. (a Delaware corporation) in proportion to their shareholdings.

PRIVATE PLACEMENT

    In September 1996, the Company completed a private placement of 1,500,000 shares of Series A Preferred Stock and simultaneously purchased 78,227 shares of common stock from each Dan Jensen, the Company's Chairman of the Board of Directors and David Edwards, the Company's President and Chief Executive Officer.

    The sale of Series A Preferred Stock and the purchase of common stock were executed at $2.56 per share. The net proceeds to the Company from these transactions was approximately $2,310,000 (net of offering costs) and was utilized as working capital.

    In the event that the Company fails to complete an initial public offering of its Common Stock which results in (1) gross proceeds to the Company of at least $5,000,000, and (2) the Common Stock being listed or quoted on a recognized national securities exchange such as the New York Stock Exchange
(NYSE), the American Stock Exchange (AMEX), or the National Association of Securities Dealers Automated Quotation system (NASDAQ), within 30 months from the date of the initial closing of the private placement offering, the Series A Preferred Stock shall be redeemable at the election of holders of the majority of the outstanding preferred shares. In such circumstances, the redemption is at the election of holders of the majority of these outstanding preferred shares and the redemption price shall equal either the greater of (1) $2.00 per preferred share plus an annual return of 10% compounded interest from the date of issuance, or (2) the value of the Common Stock into which the preferred shares are convertible as established by a nationally recognized valuation firm selected by the Company.

STOCK OPTION PLANS

    The Company has a stock option plan for the granting of options to purchase common shares to certain executives and key employees. In each case, the option's maximum term is five years. Options granted vest immediately upon the first anniversary of such grant.

WARRANTS

    In connection with the Company's private placement, the Company issued 152,542 warrants to purchase Series A Preferred Stock to the Dealer Manager. The exercise price of these warrants is $2.10 per share, which is subject to adjustment in certain circumstances.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
    The following summarizes stock option and warrant activity during the years ended June 30, 1996 and 1997 and the nine months ended March 31, 1998 as follows:

                                                                                      WEIGHTED
                                                                           OPTIONS     AVERAGE
                                                                             AND      EXERCISE
                                                                          WARRANTS      PRICE
                                                                          ---------  -----------
Outstanding at July 1, 1996.............................................     --       $  --

Granted.................................................................    650,678        1.78
                                                                          ---------       -----
Outstanding at June 30, 1997............................................    650,678   $    1.78

Granted (unaudited).....................................................    225,656   $    1.95
                                                                          ---------       -----
Outstanding at March 31, 1998 (unaudited)...............................    876,334   $    1.82
                                                                          ---------       -----
                                                                          ---------       -----

    Information relating to options and warrants at June 30, 1997 summarized by exercise price are as follows:

                                                 OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                                          ---------------------------------  --------------------
                                                        WEIGHTED-AVERAGE                WEIGHTED
                                                     ----------------------              AVERAGE
                                                        LIFE      EXERCISE              EXERCISE
EXERCISE PRICE PER SHARE                   SHARES      (MONTH)      PRICE     SHARES      PRICE
----------------------------------------  ---------  -----------  ---------  ---------  ---------
$0.0128.................................    156,454        53     $  0.0128    156,454  $  0.0128
$2.1732.................................    332,464        34.5   $  2.1732    332,465  $  2.1732
$2.6845.................................    161,760        18     $  2.6845    161,760  $  2.6845
                                          ---------       ---     ---------  ---------  ---------
$0.0128-$2.6845.........................    650,678        35     $  1.78      650,678  $  1.78
                                          ---------       ---     ---------  ---------  ---------
                                          ---------       ---     ---------  ---------  ---------

    Information relating to stock options and warrants at March 31, 1998 summarized by exercise price are as follows:

                                                     OUTSTANDING                 EXERCISABLE
                                          ---------------------------------  --------------------
                                                        WEIGHTED-AVERAGE                WEIGHTED
                                                     ----------------------              AVERAGE
                                                        LIFE      EXERCISE              EXERCISE
EXERCISE PRICE PER SHARE                   SHARES      (MONTH)      PRICE     SHARES      PRICE
----------------------------------------  ---------  -----------  ---------  ---------  ---------
$0.0128.................................    156,454        44     $  0.0128    156,454  $  0.0128
$2.1732.................................    332,464        25.5   $  2.1732    332,465  $  2.1732
$2.5567.................................     39,113               $  2.5567     39,113  $  2.5567
$2.6845.................................    161,760         9     $  2.6845    161,760  $  2.6845
$3.8350.................................     69,203        58     $  3.8350     69,203  $  3.8350
                                          ---------       ---     ---------  ---------  ---------
$0.0128-$3.8350.........................    758,994               $  2.01      758,994  $  2.01
                                          ---------       ---     ---------  ---------  ---------
                                          ---------       ---     ---------  ---------  ---------

    In accordance with the provisions of SFAS No. 123, the Company applied APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income would have been reduced to the pro forma amounts indicated in the table below:

                                                          NINE MONTHS ENDED
                                YEARS ENDED JUNE 30,          MARCH 31,
                                ---------------------  -----------------------
                                  1996        1997        1997        1998
                                ---------  ----------  ----------  -----------
                                                       (UNAUDITED) (UNAUDITED)
Net loss
  As reported.................  $(264,925) $(1,546,296) $(1,584,059)  $ 411,550
  Pro forma...................   (264,925) (1,593,046) (1,584,059)    374,636
Earnings (loss) per share
Basic:
  As reported.................  $   (0.14) $    (0.84) $    (0.86)  $    0.23
  Pro forma...................      (0.14)      (0.87)      (0.86)       0.21
Diluted:
  As reported.................  $   (0.14) $    (0.84) $    (0.86)  $    0.12
  Pro forma...................      (0.14)      (0.87)      (0.86)       0.12

    The fair value of the option and warrant grants is estimated on the date of grant using the minimum value method in accordance with SFAS 123, with the following weighted average assumptions for grants in 1997 and 1998; expected life of options and warrants of 3-5 years and 5 years, respectively, expected volatility of 0%, risk free interest rate of 6.4% and 6.0%, respectively, and 0% dividend yield.

    The weighted average fair value at date of grants for options granted during fiscal 1997 and the nine months ended March 31, 1998 approximated $1.04 and .68.

    The effect of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

6. RELATED PARTY TRANSACTIONS

    In the ordinary course of business, the Company has purchase arrangements with Jentronix, an entity wholly-owned by a relative of a major stockholder. Purchases from Jentronix amounted to $46,799 and $7,322 for the years ended June 30, 1996 and 1997 and $8,138 and $0 for the nine months ended March 31, 1997 and 1998.

    Stock subscription receivable represents amounts due from officers of the Company.

7. COMMITMENTS AND CONTINGENCIES

    The Company leases its facilities under noncancellable operating leases which expire at various dates through September 2001.

    The Company leases certain equipment under agreements which are classified as capital leases. Equipment leases have purchase options at the end of the original lease term.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum payments, by year and in the aggregate, under noncancellable capital and operating leases with initial or remaining terms of one year or more consist of the following at June 30, 1997:

                                                                       CAPITAL     OPERATING
                                                                       LEASES        LEASES
                                                                     -----------  ------------
1998...............................................................  $   239,239  $    395,857
1999...............................................................      239,239       389,048
2000...............................................................      112,259       124,344
2001...............................................................       15,114       109,740
2002...............................................................        2,519        23,694
                                                                     -----------  ------------
Total minimum lease payments.......................................      608,370  $  1,042,683
                                                                                  ------------
                                                                                  ------------
Less amount representing interest..................................      (62,768)
                                                                     -----------
Present value of net minimum lease payments........................      545,602

Less current portion...............................................     (202,002)
                                                                     -----------
                                                                     $   343,600
                                                                     -----------
                                                                     -----------

    The Company's rental expense for operating leases aggregated $279,077 and $308,209 for the years ended June 30, 1996 and 1997, and $275,943 and $230,967 for the nine months ended March 31, 1997 and 1998.

    The Company may be required to devote significant resources to protect its interests and the interests of its sublicensees in Asia. This could materially adversely affect the Company's financial condition and results of operations.

    In the ordinary course of business, the Company is subject to various legal proceedings and claims. In the opinion of management, the amount of ultimate liability with respect to these proceedings will not materially affect the financial position, results of operations or cash flows of the Company.

    The Company is obligated to make monthly payments to a note-holder equal to 1% of the Company's gross margin until the note is fully repaid (Note 3).

POTENTIAL LIABILITY

    In July 1995, the Company through Summit V, Inc. purchased and/or licensed substantially all of the assets and assumed certain contractual obligations and indebtedness from Redwood Technology, Inc. the developer of a substantial portion of the Company's Summit V software technology.

    As Redwood Technology may be deemed to have been rendered insolvent by the sale and license of certain of its assets to the Company, and because of the commonality of ownership and management of Redwood Technology and the Company, the Company may be subject to claims by unsatisfied creditors of Redwood Technology.

    At June 30, 1996, the Company recorded $400,000 as a liability based on management's estimate. At June 30, 1997 and March 31, 1998 the amount was reduced to approximately $375,000 and $350,000, respectively due to settlements with some unsatisfied creditors.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    See Note 5.

8. EMPLOYEE BENEFIT PLAN

    The Company's employees are covered by a 401(k) defined contribution benefit plan. The plan provides for employee tax-deferred contributions up to the maximum percentage of eligible compensation allowable not to exceed the limit of code section 401(k). The Company may make matching contributions equal to a discretionary percentage. For the years ended June 30, 1996 and 1997 and the nine months ended March 31, 1998, the Company did not elect to make matching contributions to the plan.

9. MAJOR CUSTOMERS

    The Company had two customers which accounted for 23% and 11% of the Company's sales during the year ended June 30, 1997, and three customers which accounted for 25%, 12% and 11% of the Company's sales for the year ended June 30, 1996. The Company also had two customers which accounted for 22%, 11% and 10% of the Company's sales during the nine months ended March 31, 1997 and no customers during the nine months ended March 31, 1998 represented more than 10% of the Company's sales.

10. CONCENTRATION OF SUPPLIERS

    The Company is dependent on third-party equipment manufacturers and distributors for all its supply of computer equipment and some of its software accessories. Purchases from individual suppliers that exceed 10% of total purchases in each period were as follows: three suppliers at 37%, 31% and 12% of total purchases, for the year ended June 30, 1996; two suppliers at 13% and 10% of total purchases for the nine months ended March 31, 1997; and one supplier at 10% of total purchases, and for the nine months ended March 31, 1998.

11. LIQUIDITY

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. At June 30, 1997 the Company has negative working capital of approximately $1,348,000, and a stockholders' deficit of approximately $269,000. At March 31, 1998, the Company has a negative working capital of approximately $893,000 and stockholders' deficit of approximately $2,168,000.

    The funding of the Company's operations and servicing of existing debt is dependent upon continued sales of its core products, and extending payment terms on various current liabilities. During December 1996, the Company implemented changes to reduce its fixed costs which included eliminating approximately 25 nonproductive positions and terminating a month-to-month office lease. In addition, the Company has established an agreement with its noteholder to vary from regularly scheduled payments when necessary. Based on the continuing sales activity and the above actions, the Company has returned to profitable operations during the nine months ended March 31, 1998 and met its obligations on a timely basis. See Note 14.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

12. EARNINGS PER SHARE

    The following is a reconciliation of the weighted average number of shares used to compute basic and diluted earnings per share:

                                      JUNE 30,             MARCH 31,
                                --------------------  --------------------
                                  1996       1997       1997       1998
                                ---------  ---------  ---------  ---------
                                                      (UNAUDITED) (UNAUDITED)
Basic weighted average shares
  outstanding.................  1,938,915  1,838,338  1,851,376  1,799,224
Diluted effect of stock
  options.....................     --         --         --         --
                                ---------  ---------  ---------  ---------
Diluted weighted average
  shares outstanding..........  1,938,915  1,838,338  1,851,376  1,799,224
                                ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------

    Options to purchase 936,378 shares were outstanding during the years ended June 30, 1996 and 1997 but were not included in the computation of diluted loss per common share because the effect would be antidilutive.

13. STOCK SPLIT

    In June 1998, the Board of Directors declared a .782271-to-one reverse stock split. All stock related data in the consolidated financial statements reflect the stock split for all periods presented.

14. SUBSEQUENT EVENTS (UNAUDITED)

BRIDGE LOANS

    In June 1998, the Company completed a bridge loan for $1,000,000, of which net proceeds were $1,000,000 less placement fees of $120,000, or $880,000. In connection with the bridge loans, the Company issued 11,732 warrants per each $100,000 of bridge loans, for a total of 117,321 warrants, at an exercise price of $.6392. The bridge loan is due the earlier of twelve months or at completion of the initial public offering. The Company valued the warrants at fair value of $3.91 per warrant. The original issue discount was determined based on the fair value of the warrants to total fair value of warrants and debt. The original issue discount is being amortized over the twelve month term of the bridge loans as interest expense.

EMPLOYMENT AGREEMENTS

    Effective with the completion of the initial public offering, the Company will enter into two four-year employment agreements and two one-year renewable employment agreements with employees of the Company. The annual base salaries for the four-year and one-year renewable employment agreements will be $200,000, $150,000, $150,000 and $90,000. These agreements will be subject to a 5% cost of living increase and other benefits. In the event the Company terminates any of the employment agreements without cause, the Company will be required to make a severance payment equal to one year's base salary. One of the employment agreements with an annual base salary of $90,000 has a severance payment of $200,000 instead of $90,000.

                  JENKON INTERNATIONAL, INC. AND SUBSIDIARIES

       (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND 1998 IS UNAUDITED)

14. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
CONSULTING/NON-COMPETE AGREEMENT

    In June 1998, Mr. Jensen and the Company will enter into a Consulting/Non-Compete Agreement pursuant to which Mr. Jensen agreed to provide certain consulting and software development services to the Company in exchange for the following payments and benefits: (i) $75,000 upon signing, (ii) $75,000 at the end of the three year term, (iii) $12,000 per month from the effective date of the agreement through December 31, 1998, (iv) $8,000 per month from January 1, 1999 through December 31, 1999, (v) $4,000 per month from January 1, 2000 through November 30, 2000, (vi) reimbursement and payment of certain automobile, insurance, phone, computer and other expenses, as well as an agreement by Jenkon to assume certain personal guarantees of Mr. Jensen.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Offering..............................................................    5
Risk Factors..............................................................    7
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Selected Financial Data...................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   18
Business..................................................................   26
Management................................................................   35
Certain Transactions......................................................   41
Principal Stockholders....................................................   43
Selling Stockholders......................................................   44
Description of Securities.................................................   47
Shares Eligible for Future Sale...........................................   48
Underwriting..............................................................   49
Legal Matters.............................................................   51
Experts...................................................................   51
Additional Information....................................................   51
Index to Consolidated Financial Statements................................  F-1

                            ------------------------

    UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,800,000 SHARES

                                     JENKON
                              INTERNATIONAL, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                     [LOGO]

                                Meridian Capital
                                  Group, Inc.

                                Trautman, Kramer
                                   & Company
                                  Incorporated

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or any transaction from which the director derived an improper benefit. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

    Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

    Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Company is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

    In furtherance of the objectives of the Indemnification Provision, the Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Certificate and Bylaws (the "Indemnification Agreements"). The Company believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Company and applicable law so provides, the Indemnification Agreements provide that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Company.

    The Company intends to purchase a directors' and officers' liability policy insuring directors and officers of the Company effective upon the closing of this Offering.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates, except the Securities and Exchange Commission registration and NASD filing fees.

Securities and Exchange Commission registration fee...............  $   5,718
NASD fees.........................................................  $   1,872
                                                                    ---------
Nasdaq listing fee................................................  $   9,544
                                                                    ---------
Accounting fees and expenses......................................  $ 100,000
                                                                    ---------
Printing and engraving expenses...................................  $  75,000
                                                                    ---------
Transfer agent and registrar (fees and expenses)..................  $  10,000
                                                                    ---------
Blue sky fees and expenses (including counsel fees)...............  $  25,000
                                                                    ---------
Other legal fees and legal expenses...............................  $ 125,000
                                                                    ---------
Miscellaneous expenses............................................  $ 148,168
                                                                    ---------
                                                                    ---------
Total.............................................................  $ 500,302
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    In November 1995 the Company issued 111,752 shares of Common Stock to a former officer of the Company for nominal consideration. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    In December 1995, A.M. Razo Securities Corp. received 33,524 shares of Common Stock in exchange for consulting services rendered to the Company. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    In early 1996, 22,351 shares of Common Stock were issued as a result of the exercise of an option to acquire shares of Common Stock of the Company for an exercise price of $1.278 per share. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. See "Certain Transactions."

    In September 1996, the Company completed a private placement of 1,500,000 shares of its Series A Preferred Stock to 42 accredited investors which resulted in gross proceeds to the Company of $3 million and net proceeds of approximately $2.3 million (the "1996 Private Placement"). Approximately $400,000 of the proceeds of the 1996 Private Placement were used to redeem a total of 156,454 shares of Common Stock held by David Edwards and Dan Jensen at a price of $2.17 per share. In connection with the 1996 Private Placement, The Boston Group, L.P. ("TBG") received warrants to purchase shares of Series A Preferred Stock (the "1996 Warrants") which, upon consummation of this Offering, will convert into warrants to purchase an aggregate of 161,760 shares of Common Stock at an exercise price of $2.6845 per share. The issuance of the shares of Series A Preferred Stock and the 1996 Warrants in connection with the 1996 Private Placement was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. See "Certain Transactions."

    In November 1996 the Company issued an option to purchase 156,454 shares of Common Stock at an exercise price of $0.0128 per share. Such option was issued under the Company's Stock Option Plan and in reliance on the exemption afforded by Section 4(2) of the Securities Act.

    In April 1997, the Company issued options to purchase an aggregate of 332,464 shares of Common Stock at an exercise price of $2.1732 per share to three executive officers of the Company in accordance with the Company's Stock Option Plan. Such options were issued in reliance on the exemption afforded by
Section 4(2) under the Securities Act.

    In late 1997, the Company issued to one executive officer an option to purchase 39,113 shares of Common Stock at an exercise price of $2.1732 per share. Such option was issued under the Company's Stock Option Plan and in reliance on the exemption afforded by Section 4(2) of the Securities Act.

    In January 1998, the Company issued options to purchase an aggregate of 69,203 shares of Common Stock at an exercise price of $3.835 per share to a total of 77 employees in accordance with the Company's Stock Option Plan. Such options were issued in reliance on the exemption afforded by Rule 701 of the Securities Act.

    On June 3, 1998, the Company completed a private placement of $1,000,000 of unsecured promissory notes (the "1998 Notes") and warrants (the "1998 Warrants") to purchase an aggregate of 117,321 shares (the "1998 Private Placement") at an exercise price of $.6392 per share to 40 accredited investors. Meridian Capital Group, Inc. and Trautman Kramer & Company, Incorporated acted as placement agents with respect to the 1998 Private Placement and, as a result, received (i) commissions equal to 10% of the gross proceeds sold by them, plus (ii) a non-accountable expense allowance equal to 2% of the gross proceeds sold by them. The issuance of the 1998 Notes and 1998 Warrants was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. See "Certain Transactions."

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Form of Underwriting Agreement*

  3.1  Articles of Incorporation of the Company, as amended*

  3.2  Bylaws of the Company*

  3.3  Certificate of Designation, Preferences and Rights of Series A Preferred
         Stock

  4.1  Specimen Stock Certificate of the Company*

  4.2  Form of Representatives' Warrant*

  4.3  Dealer Manager's Warrant Agreement, dated as of July 1, 1996 between the
         Company and The Boston Group, L.P.

  4.4 Form of unsecured Promissory Note of the Company issued in connection with the 1998 Private Placement

  4.5 Form of Warrant to purchase Common Stock issued in connection with the 1998 Private Placement

  4.6  Subscription Supplement and Registration Rights Agreement with respect to
         1996 private placement

  5.1  Opinion of Jeffer, Mangels, Butler & Marmaro LLP*

 10.1  Form of Employment Agreement of David Edwards*

 10.2  Form of Employment Agreement of Steve McKeag*

 10.3  Form of Employment Agreement of Jim Thompson*

 10.3  Form of Employment Agreement of Robert Cavitt*

 10.4  Consulting and Non-Competition Agreement of Dan Jensen*

 10.5  Form of Indemnification Agreement with Officers and Directors*

 10.6  Jenkon International, Inc. Stock Option Plan*

 10.7  Lease Agreement--Corporate Headquarters, Vancouver, Washington*

 11.1  Statement re: Computation of Per Share Earnings*

 21.1  List of Subsidiaries*

 23.1  Consent of BDO Seidman L.L.P.

 23.2  Consent of Jeffer, Mangels, Butler & Marmaro LLP* (included in Exhibit
         5.1)*

 24    Power of Attorney (incorporated by reference to page II-4 of the
         Registration Statement on Form SB-2)

 27    Financial Data Schedule

------------------------

*   To be filed by Amendment.

    (B) FINANCIAL STATEMENT SCHEDULES

ITEM 28. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 4th day of June, 1998.

                                JENKON INTERNATIONAL, INC.

                                By:              /s/ DAVID EDWARDS
                                     -----------------------------------------
                                                   David Edwards,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints David Edwards and Steve McKeag, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same Offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

                                Director, President and
      /s/ DAVID EDWARDS           Chief Executive Officer
------------------------------    (principal executive         June 4, 1998
        David Edwards             officer)

        /s/ DAN JENSEN
------------------------------  Director                       June 4, 1998
          Dan Jensen

                                Chief Financial Officer,
       /s/ STEVE MCKEAG           Treasurer (principal
------------------------------    financial and accounting     June 4, 1998
         Steve McKeag             officer)

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